UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------


                                   FORM S-1/A
                                 Amendment No. 2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  OILTEK, INC.

              (Exact name of registrant as specified in its charter)

                             -----------------------

           Delaware                      3533                   20-5631257
           --------                      ----                   ----------
        (State or other           (Primary Standard         (I.R.S. Employer
        jurisdiction of               Industrial          Identification Number)
incorporation or organization)   Classification Code
                                        Number)

                             -----------------------

                             7808 Creekridge Circle
                                    Suite 105
                          Minneapolis, Minnesota 55439
                             Telephone: 952-746-9652

          (Address and telephone number of principal executive offices)

                            Frederick M. Mintz, Esq.
                               488 Madison Avenue
                                   Suite 1100
                            New York, New York 10022
                             Telephone: 212-486-2500

            (Name, address and telephone number of agent for service)

                             -----------------------

Approximate date of commencement of proposed sale to the public by the selling stockholders: From time to time after the effective date of this Registration Statement as determined by market conditions.

                             -----------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer  [ ]                Accelerated filer  [ ]

Non-accelerated filer  [ ]                  Smaller reporting company  [X]


                            CALCULATION OF REGISTRATION FEE

                                 Amount of       Proposed      Proposed     Amount of
   Title of each class of        shares to    offering price   aggregate   registration
 securities to be registered   be registered   per Share (1)   offering        fee
---------------------------------------------------------------------------------------
Common Stock, $.001 par value    2,725,000        $0.20        $545,000      $16.73
per Share

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.


REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED.


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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

















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                                  OILTEK, INC.

                                TABLE OF CONTENTS

                                     PART I

Prospectus Summary.............................................................6
Our Business...................................................................6
The Offering..................................................................10
Risk Factors..................................................................12
Use of Proceeds...............................................................22
Determination of Offering Price...............................................22
Dilution......................................................................22
Selling Security Holders......................................................22
Plan of Distribution..........................................................23
Description of Securities.....................................................25
Description of Business.......................................................27
Description of Property.......................................................30
Legal Proceedings.............................................................30
Market Price and Dividends of Common Equity...................................30
Selected Financial Data.......................................................31
Management's Discussion and Analysis of Financial Condition...................34
Changes In and Disagreements with Accountants on Accounting and Financial
 Disclosure...................................................................37
Quantitative and Qualitative Disclosures About Market Risk....................37
Directors, Executive Officers, Promoters and Control Persons..................37
Executive Compensation........................................................39
Security Ownership of Certain Beneficial Owners and Management................40
Certain Relationships and Related Transactions................................41

                                     PART II

Other Expenses of Issuance and Distribution...................................43
Indemnification of Directors and Officers.....................................43
Recent Sales of Unregistered Securities.......................................44
Exhibits Schedule.............................................................44
Undertaking...................................................................45
Signatures....................................................................47
Financial Statements.........................................................F-1


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REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE
NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 11, 2008

                                  Oiltek, Inc.
                                2,725,000 Shares
                                  Common Stock

This Prospectus relates to 2,725,000 shares of our common stock, par value $.001 per share ("Common Stock"), which may be offered for sale or otherwise transferred from time to time by the selling shareholders. We are not selling any of our shares pursuant to this Prospectus. Accordingly, (1) there is no minimum amount of shares we must sell and (2) no money raised from the sale of our stock will be placed in escrow, trust or any other similar arrangement. Our securities are more fully described in the section of this Prospectus titled "Description of Securities" on Page 23.

The securities subject to this Prospectus are being registered to permit public secondary trading of the securities offered by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

The selling stockholders may, but are not obligated to, offer all or part of their shares of Common Stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See "Plan of Distribution" on Page 22 of this Prospectus.

There is currently no public market for our Common Stock.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 10.


The date of this Prospectus is __________, 2008.

The information contained in this Prospectus is not complete and is subject to change. The selling stockholders are not permitted to sell securities until the registration statement, of which this Prospectus is a part, filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

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

Statements in this Prospectus discuss future expectations and plans, are forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based upon our beliefs and expectations using the most current information available to us. In view of the fact that our discussions in this Prospectus are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth in the following discussion, and notwithstanding the fact that the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are not applicable to this Prospectus, the following discussion is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, the following: (i) our lack of an operating history, (ii) competition, (iii) our need for additional financing to develop our products and meet our capital requirements, (iv) the risks of doing business in foreign countries, and (v) the fact that many of the technologies we have licensed are currently only in the application stage of the patent process. In order to have investors better understand our technologies, we have attempted to simplify the technical terminology and explanations; however, this may have resulted in a less accurate description of those technologies. Therefore all investors should consult their respective counsel and advisors with respect to an understanding of our technologies.




                                        6

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You should rely only upon the information contained in this Prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with information that is different from that contained in this Prospectus. The selling shareholders are offering to sell shares of Common Stock and seeking offers to buy shares of Common Stock only in jurisdictions where offers and sales are permitted. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock.

                                     PART I

                               PROSPECTUS SUMMARY

SUMMARY INFORMATION AND RISK FACTORS.


The following summary contains basic information about our company and this offering. It does not contain all the information that is important to you in making an investment decision. You should read this Prospectus summary together with the entire Prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus is based upon information as of August 8, 2008.


                                  OUR BUSINESS

Oiltek, Inc. ("we", "us", "our", or the "Company") was incorporated under the laws of the State of Delaware on August 7, 2006.


Avalon Oil & Gas, Inc. ("Avalon") holds 78.6% of our Common Stock, which it was authorized to be issued as of September 28, 2006 in consideration of future entrance into a license agreement with us, together with consideration of $50,000, which was paid in September, 2007. Avalon has acquired licenses with respect to the U.S. patents titled "Detection of Leaks in Pipelines" and "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves", the Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" and the U.S. patent application titled "Well Casing Based-Geophysical Sensor Apparatus" and any patent granted based upon those applications, through the three transactions for such 5 licenses which are discussed in greater detail beginning on page 26.


Avalon entered into a license agreement with us in consideration of Avalon's agreement to pay $50,000 to us in the future. Pursuant to the license agreement between Avalon and Oiltek, we have licensed from Avalon the rights to make, use, offer for sale, and sell products utilizing the claims contained within the patents and patent applications described in the preceding paragraph and any patent granted based upon those applications, and to sublicense any of those rights, and we are required to pay Avalon a royalty equal to the sum of (A) 6% of the sales of products by us or our sublicensees which utilize the patent rights licensed from Avalon, and (B) 6% of any other revenues we receive, including, but not limited to, sublicense fees.

The license agreement is effective until May 31, 2012, but may be extended for up to two additional 3-year terms in our sole and absolute discretion; provided, however, that the patent titled "Detection of Leaks in Pipelines" expires on October 9, 2012 and will be in the public domain thereafter.

We intend to engage in research and development work involving the technologies from the patent rights licensed from Avalon in order to develop commercially viable products based upon those technologies, and ultimately to license the rights to manufacture and sell the products and license the technologies which we develop through our research. The initial technologies we are developing are for (1) the use of ultrasonic waves to prevent or break down paraffin wax buildups on oil production equipment during the oil production process, (2) the use of a large number of sensors installed along and outside of oil well casings in order to detect information about the underlying oil deposit and the oil production process, and (3) a system for detecting leaks in underground gas pipelines which would be accurate, inexpensive, able to be used continuously over a long period of time, and which would be able to withstand significant wear resulting from use in difficult environments.

During the term of the license agreement between Avalon and Oiltek, Avalon does not retain any rights to the patent rights we licensed from it. However, after the license agreement expires, those rights revert to Avalon. Avalon will retain the rights to make, use, offer for sale, and sell products utilizing the claims contained within the U.S. patent titled "Detection of Leaks in Pipelines" until its expiration on October 9, 2012, the U.S. patent titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" until its expiration on March 11, 2025, any patent granted based upon the Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" until its expiration on March 11, 2025, and any patent granted based upon the U.S. patent application titled "Well Casing Based-Geophysical Sensor Apparatus" until its expiration on September 27, 2025, and to sublicense any of those rights, and will also receive such rights with respect to any improvements we make to any of those technologies. Avalon will not have any obligation to our sublicensees, and may sell products based upon those patent rights, sublicense technologies based upon those patent rights, and sublicense the rights to manufacture and sell products based upon those patent rights to our sublicensees and customers.


Jill Allison currently serves as our President, Principal Financial Officer and as a Director. Kent Rodriguez currently serves as our Chief Executive Officer and as a Director. Douglas Barton currently serves as our Chairman, as our Secretary, and as a Director.


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

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger consolidation, or purchase or sale of any assets.

                                  THE OFFERING


Securities Being Registered     We are registering shares of Common Stock on
                                behalf of twelve (12) selling stockholders offering up to 2,725,000 shares of Common Stock.
                                The aggregate amount of shares we are
                                registering for the selling stockholders 21.4% of the issued and outstanding shares of our Common Stock and 1.4% of the total authorized shares of our Common Stock. See "Selling
                                Security Holders."

Plan of Distribution            Up to 2,725,000 shares of Common Stock may be
                                offered and sold by the selling stockholders independently or through agents or brokers, which may involve block transactions on the over-the-counter market or on other quotation services or exchanges on which the shares are then quoted or listed, pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices or at fixed prices; or by any other legally available means.


Offering Price                  At prevailing market prices on the over the
                                counter market or on exchanges on which the shares are then listed or at negotiated prices.

Use of Proceeds                 We will not receive any cash or other proceeds
                                from the selling security holders' sales of their respective shares.


Securities Outstanding          We are authorized to issue up to an aggregate of
                                198,000,000 shares of Common Stock and 2,000,000
                                shares of preferred stock of which 12,725,000 common shares were issued and outstanding as of August 8, 2008. No preferred shares have been issued.


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

Risk Factors                    An investment in our shares is highly
                                speculative and purchasers may suffer a rapid and substantial loss per common share compared to the purchase price. We may need additional funding in order to make our operations commercially viable. No individual should invest in our common shares who cannot afford to risk the loss of his or her entire investment. See
                                "Risk Factors" on this Page 10 of this
                                Prospectus.


                                  RISK FACTORS

An investment in our Common Stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information with respect to our business contained in this Prospectus, before purchasing the Shares pursuant to this Prospectus.

Our business is difficult to evaluate because we have no operating history.

As we have no operating history or revenue and only minimal assets, there is a risk that we will be unable to continue as a going concern. We have no operating history nor any revenues or earnings from operations since our inception. We have no significant assets other than our licenses, which are described on Page
25. For the near future, it is likely that we will sustain operating expenses without corresponding revenues. We are likely to have a continually increasing net operating loss until we successfully develop a technology using the patent rights we have licensed, develop commercially viable products based upon that technology, and enter into a licensing, distribution or subdistribution agreement with respect to those products. There can be no guarantee that we will be able to develop a technology based upon the patent rights we have licensed, that if we developed such a technology that we would be able to develop commercially viable products based upon that technology, that if we developed a product that we would be able to enter into a licensing, distribution or subdistribution agreement for that product, or that we would attain profitability even if we did develop products and enter into licensing, distribution or subdistribution agreements for those products.

There is uncertainty as to our ability to continue as a going concern.


Our financial statements for the period ended March 31, 2008, which are included in our Financial Statements which are attached to and made a part of this Prospectus and this Registration Statement, as well as the report of our independent public accounting firm on our financial statements, questions our ability to operate as a going concern. This conclusion is based upon our limited cash holdings and the uncertainty with respect to our ability to secure additional financing if needed for continued operations. Management believes that it can raise the capital which it believes will be sufficient to develop commercially viable products based upon technology and the patent rights we have licensed. We will need to raise additional capital through the issuance of additional shares or through debt. There is no existing commitment to provide additional capital. There can be no assurance that we shall be able to receive additional financing.

Competition could substantially impair our business and our operating results.

Competition in the oil and gas industry is intense. We face competition from several other companies, including major multinational corporations such as Baker Hughes, Smith International, Inc., Halliburton Company, Schlumberger, Ltd., Weatherford International, Ltd., Flotek Industries, Inc., and Core Laboratories N.V. Most of our competitors' financial and technical resources, name recognition, market access, commercial and governmental connections, and research and development capabilities far exceed ours. As a result, it may be difficult for our technology and products to gain market access, and if we did develop a successful technology or product, one or more of our competitors may develop a similar or superior technology or product within a short time.

There can be no assurance that our technologies will be successful.

The results of our attempts to develop our patented technologies into marketable products are at this time unknown and uncertain. If we do successfully develop technologies, we may not be able to enhance those technologies in the future, or develop other technologies.


We need additional financing to develop our products and to meet our capital requirements.

We will need additional financing to meet our capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:

     o    future earnings,

     o funds from private sources such as, loans and additional private placements, and

     o    funds from public offerings.

In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

We may experience significant fluctuations in our operating results.


Our revenues and operating results may fluctuate due to a combination of factors, including, but not limited to, the extent that our technologies have gained acceptance and market share in their relevant markets, the cost involved in research and development of the products developed utilizing our technologies and variations in the abundance and accessibility of natural oil and gas resources. Consequently, it is highly uncertain what our operating results will be in the near future. Our revenues and operating results may also fluctuate based upon the number and extent of potential financing activities. Thus, there can be no assurance that we will be able to reach profitability on a quarterly or annual basis.

We may be subject to the Securities and Exchange Commission's "penny stock" rules if our Common Stock sells below $5.00 per share, and accordingly broker-dealers may be unwilling to trade our Common Stock.


If, after our stock begins to trade, the trading price of our Common Stock is below $5.00 per share, trading in our securities may be subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit its market price and liquidity.

In addition, we will be subject to an SEC rule (Rule 15c2-11) (the so-called penny stock rules) that imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and

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

accredited investors. The requirement that broker-dealers comply with this rule could deter broker-dealers from recommending or selling our Common Stock, thus further adversely affecting the liquidity and share price of our Common Stock, as well as our ability to raise additional capital.


There can be no assurance that we will pay any dividends on our Common Stock, and accordingly you may not receive current income even if the Company has revenues.


There can be no assurance that we will have sufficient earnings to pay any dividends with respect to the Common Stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the Common Stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors, and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. We presently intend to retain earnings, if any, for the development and expansion of our business.


Our Directors have the right to authorize the issuance of Preferred Stock, which if issued could adversely affect the rights of holders of our Common Stock.


Our directors, without further action by our shareholders, have the authority to issue shares of Preferred Stock from time to time in one or more series, and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and the value of such Common Stock.

Our directors and officers will have substantial influence over our operations and control substantially all of our business matters. Out of the three directors and officers, one will serve on a full-time basis, and two will participate in our management on a part-time basis.

Our management currently consists of three persons, who are our officers and are also directors, and who are the only persons responsible for conducting our day-to-day operations. We do not benefit from the multiple judgments which a greater number of directors or officers may provide, and we rely completely upon the judgment of such three people in making business decisions. Jill Allison is our only full-time employee. Kent Rodriguez and Douglas Barton will participate in our management on a part-time basis, and will not be able to devote their full time and attention to our business.


We may be subject to risks associated with doing business in foreign countries, which may materially affect our ability to do business in these foreign countries.

We have an exclusive worldwide license to make, use, offer for sale, and sell products utilizing the claims within the U.S. patent and Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" and any patent granted based upon such applications, or to sublicense any of those rights. Accordingly, we expect that a substantial part of our revenues may be derived from sales of products and licenses outside of the United States and that our business, financial condition, results of operations and prospects may be subject, to a significant extent, to economic, political and legal developments in the foreign countries in which we operate. In addition to language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers which may make it difficult to evaluate business decisions or transactions, ongoing business risks result, depending upon which foreign countries we are doing business in, from the international political situation, uncertain legal systems and applications of law, inexperienced judiciaries, prejudice against foreigners, corrupt practices, lack of predictability of the imposition or enforcement of rules, uncertain economic policies and potential political and economic instability which may be exacerbated in certain foreign countries. There can be no assurance that we would be able to enforce business contracts or protect our intellectual property rights in foreign countries.

We may be subject to risks beyond our control with respect to doing business in foreign countries.

Our business is materially affected by conditions in the global financial markets and economic conditions throughout the world that are outside our control, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). Our results may be adversely affected by changes in governmental policies with respect to anti-inflationary measures, currency conversion and remittance abroad, and rates and measures of taxation, among other things.

In addition, doing business in foreign countries we will subject us to additional risks, including, but not limited to, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, expropriation, inexperienced judiciaries, changes in the imposition or enforcement of informal rules, corporate and personal liability for violations of local laws, possible difficulties in collecting accounts receivable, increased costs of doing business in countries with limited infrastructure, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences. We also may face competition from local companies which have longer operating histories, greater name recognition, and broader customer relationships and industry alliances in their local markets, and it may be difficult to operate profitably in some markets as a result of such competition. Foreign economies differ from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

When doing business in foreign countries, we may be subject to uncertainties with respect to those countries' legal system and application of laws, which may impact our ability to enforce our agreements and may expose us to regulatory restrictions, penalties, and/or lawsuits in those foreign jurisdictions.


Legal systems in many foreign countries are new, unclear, and continually evolving. There can be no certainty as to the application of laws and regulations in particular instances. Many foreign countries do not have a comprehensive system of laws, and the existing regional and local laws are often in conflict and subject to inconsistent interpretation, implementation and enforcement. New laws and changes to existing laws may occur quickly and sometimes unpredictably. These factors may limit our ability to enforce agreements with our current and future customers and vendors. Furthermore, it may expose us to lawsuits by our customers and vendors in which we may not be adequately able to protect ourselves.


When doing business in certain foreign countries, we may be unable to fully comply with local and regional laws which may and may expose us to regulatory restrictions, penalties, and/or lawsuits in those foreign jurisdictions.


When doing business in certain foreign countries, we may be required to comply with informal laws and trade practices imposed by local and regional government administrators. Local taxes and other charges may be levied depending upon the local needs for tax revenues, and may not be predictable or evenly applied. These local and regional taxes/charges and governmentally imposed business practices may affect our cost of doing business and may require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies. In addition, it is often extremely burdensome for businesses operating in foreign countries to comply with some of the local and regional laws and regulations. Our failure to maintain compliance with the local laws may result in hefty fines and fees which may have a substantial impact upon our cash flow, cause a substantial decrease in our revenues, and may affect our ability to continue operation.

Various administrative agencies in foreign countries have informal rule enforcement which we may not be able to comply with.

Although we expect to be able to operate within changing administratively imposed business practices and otherwise to comply with the informal enforcement rules of the various administrative agencies in the countries where we will operate, there can be no assurance that we will be able to do so. If local or regional governments or administrators in foreign countries impose new practices or levies which we cannot effectively respond to, or if administrators suddenly commence enforcing those rules that they have not previously enforced, our operations and financial condition could be materially and adversely impacted. Our ability to appeal many of the local and regionally imposed laws and regulations may be limited, and we may not be able to seek adequate redress for laws which materially damage our business and affect our ability to continue operation.

Many foreign judiciaries are relatively inexperienced in enforcing the laws which exist, which may expose us to costly litigation and uncertain outcomes.

If we are involved in litigation in a foreign country, we may not be able to properly evaluate the possible outcome. This may expose us to costly litigation. Furthermore, we may be exposed to potential inequitable judicial results. Either of those scenarios may have a material adverse effect upon our business or financial condition.

Currency fluctuations, while not presently ascertainable, may adversely affect our earnings.

Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our costs and operating margins, which in turn could affect our revenues. In addition, these fluctuations could result in exchange losses and increased costs.


The oil and gas industry is highly volatile, which may jeopardize our operations.


Many of the technologies which we plan to develop would be marketed in industry sectors that experience significant fluctuations in demand based upon economic conditions, energy prices, consumer demand and other factors beyond our control. Our prospects are materially dependent upon the levels of activity in oil and natural gas development, production, processing and transportation. Oil companies make decisions with respect to their levels of drilling and exploration based upon both current prices and projected future prices. In a period of high oil prices which are projected to remain high, oil companies generally increase their exploration budgets, and use more expensive means of producing oil from existing fields, of which many marginal fields would not be economical to develop if the prices of oil were lower. In a period of low prices which are projected to remain low, oil companies generally produce limited quantities of oil from the fields where the cost of production is lowest, and cut back exploration and production from marginal fields. Similar trends are true in the natural gas industry. In recent years, oil and natural gas prices, and therefore the levels of drilling and exploration activity, have been extremely volatile. Any prolonged substantial reduction in oil and natural gas prices would, in all likelihood, depress the levels of exploration and development activity and result in a corresponding decline in the demand for the products which we plan to develop. A significant prolonged decline in oil and natural gas prices could have a material adverse effect on our business, results of operations and financial condition.

The technologies which we plan to develop are likely to be used in activities which involve a high risk of litigation.

Many of the products which we plan to develop would be used in activities which pose a high risk to workers, the environment, and surrounding communities. Therefore, we could potentially be subject to litigation for personal injuries, loss of life, damage or destruction of property, or environmental damage which result from activities involving the products which we develop. Any such litigation could materially adversely affect our financial condition and results of operation, and even if we were successful in such litigation, the costs would likely be very significant relative to the scale of our operations. There can be no guarantee that any damages incurred by or caused by the users or licensees of our products would not result in litigation against us, regardless of whether we were actually at fault.

Our success depends upon key members of our management, the loss of any one or more of whom could disrupt our business operations.

We depend to a large extent on the services of our executive officers. The loss of services of Jill Allison or Kent Rodriguez could disrupt our operations.

Conflicts of interest may arise from our counsel Mintz & Fraade, P.C.'s representation of Avalon Oil & Gas Inc., and there can be no assurance that Mintz & Fraade, P.C. would resolve those conflicts in our interest.

Our counsel, Mintz & Fraade, P.C., represents Avalon, which is the licensor of the patent rights which constitute our business, and is also our controlling shareholder. If a conflict of interest arose from Mintz & Fraade, P.C.'s representation of Avalon, there can be no assurance that Mintz & Fraade, P.C. would give our interests equal or greater priority to Avalon's interests. Notwithstanding the foregoing, it should be noted that Avalon owns 78.6% of our Common Stock.

Conflicts of interest may arise from members of management selling stock pursuant to this offering.

If members of our management sell all or a substantial amount of their shares pursuant to this offering, they would not have a significant financial interest in the Company. When management has a significant personal financial interest in a company, they are more likely to remain with the company for the long-term, and are more likely to resolve conflicts of interest in favor of the company. If members of our management sell all or a substantial amount of their shares pursuant to this offering, there can be no assurance that they would seek to remain employed with the Company if other options were available to them, or that they would resolve conflicts of interest in favor of the Company. In addition, the Company will pay the expenses of registering the shares of management who are included in the selling shareholders, but will receive none of the proceeds.

Conflicts of interest may arise from the fact that our directors, Jill Allison, Kent Rodriguez and Douglas Barton, also serve as directors of Avalon Oil & Gas, Inc., our licensor and controlling stockholder.

Jill Allison, Kent Rodriguez and Douglas Barton serve as our directors and also as the three directors of Avalon, which owns a majority of our shares. Through Jill Allison, Kent Rodriguez and Douglas Barton's control of Avalon's Board and ability to vote Avalon's shares in our company, they would be able to obtain a majority in any vote of our stockholders as well as in any vote of our Board of Directors. As a result, they would be able to approve corporate actions requiring a stockholder vote regardless of how the remainder of our stockholders votes. If there is a conflict of interest between Avalon and our minority shareholders, there can be no assurance that Jill Allison, Kent Rodriguez and Douglas Barton would resolve such conflict in the interests of our company as a whole rather than in Avalon's interests and their interests as significant stockholders of Avalon.

Avalon has announced in a press release that it plans to distribute its shares of our company to its stockholders by means of a stock dividend. If Avalon distributes its shares of our company to its stockholders, our directors and officers would no longer have effective control of our company, and could potentially be replaced.

Avalon currently owns a majority of our shares, and our directors, Jill Allison, Kent Rodriguez and Douglas Barton, are also Avalon's three directors, and so control Avalon's Board and its ability to vote its controlling interest in our company. If Avalon distributes those shares to its stockholders, our directors would no longer have control of any vote of our stockholders, and could be replaced by a stockholder vote. We believe that our current management team has the experience and expertise to lead our company effectively, and that there can be no assurance that any new directors who would be elected or the officers which those new directors would appoint would be able to perform the functions of our management at an equal or higher level to our current management team.


Our license agreement will only last for a maximum of 11 years. The patent titled "Detection of Leaks in Pipelines" expires October 9, 2012, and the loss of this patent may materially effect our financial results.


Once the license agreement expires, the patent rights which we licensed would revert to Avalon, the licensor of those patent rights, which would be free to make, use, offer for sale, and sell products utilizing the claims contained within those patent rights, and to license those patent rights to other parties, including, but not limited to, our sublicensees and customers, and would also receive such rights with respect to any improvements we make to any of the technologies involved in those patent rights. We may build up a substantial business resulting from the licensing of the rights to manufacture and sell products or the license of technologies, and then lose all of our business once those licenses expire.

The patent titled "Detection of Leaks in Pipelines" expires October 9, 2012, and would be in the public domain thereafter. After that date, even if the license agreement is still in effect, we would be unable to derive any revenues from licensing the technologies in that patent, and other parties would be able to utilize such technologies without paying us any royalties.

Three of the five licenses to technologies which are the subject of our license agreement with Avalon are licenses to patent rights which are currently only in the application stage; if patents are not granted to those technologies, we would not be able to enforce our rights to those technologies, and our business may be materially adversely affected.


Three of the five licenses to technologies which are the subject of our license agreement with Avalon are licenses to patent rights which are currently only in the application stage. There can be no assurance that patents will eventually be granted based upon those patent applications, or that if granted, that those patents would not be successfully challenged. If one or more of those applications are not granted, we would not be able to enforce our rights to those technologies, and our business may be materially adversely affected.

From time to time, other companies and individuals may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the oil and gas industries or our business. We will evaluate each such claim relating to our products and, if appropriate, seek a license to use the protected technology. There can be no assurance that we will be able to obtain licenses to intellectual property of third parties on commercially reasonable terms, if at all. In addition, we could be at a disadvantage if our competitors obtain licenses for protected technologies with more favorable terms than we do. If we are unable to license protected technology used in our products, we could be prohibited from marketing those products or may have to market products without desirable features. We could also incur substantial costs to redesign our products or to defend any legal action taken against us. If our products should be found to infringe protected technology, we could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have a material adverse effect on the results of our operations and our financial position.

There can be no assurance that our Common Stock will ever be listed or quoted on NASDAQ, the New York Stock Exchange, the American Stock Exchange, the OTC Bulletin Board or one of the other national securities exchanges or markets, or that if so listed or quoted, that it would thereafter increase in value.

Until such time as our Common Stock is listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible. Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

Although we intend for our Common Stock to trade on public markets, including, but not limited to, the OTC Bulletin Board, there can be no assurance that we would be successful in having our Common Stock listed or quoted on such a public market, or that if so listed or quoted, that our Common Stock would thereafter increase in value.

Even if a public market does develop, the volume of trading in our Common Stock will presumably be limited and likely dominated by a few individuals. The limited volume, if any, will make the price of our Common Stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. An investor may find it difficult to dispose of shares of our Common Stock or obtain a fair price for our Common Stock in the market.

                                 USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock which may be offered and sold from time to time by the selling stockholders. We will not receive any cash or other proceeds from the selling stockholders' sales of their respective shares.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders may offer their shares of Common Stock from time to time through public or private transactions, at prevailing market prices or at privately negotiated prices. The prices at which the selling shareholders offer their shares of Common Stock may not necessarily bear any relationship to assets, book value, earnings history or other historical factors.

                                    DILUTION

No additional shares are being offered to the public pursuant to this Prospectus. This Prospectus is a registration of outstanding shares, and so will not result in the dilution of existing shareholders.

                            SELLING SECURITY HOLDERS


We have prepared this Prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest to sell up to 2,725,000 shares of our Common Stock. All 2,725,000 shares of Common Stock have already been issued by Oiltek, Inc. and are being offered by the selling stockholders for their own accounts. We may from time to time supplement or amend this Prospectus, as required to provide information with respect to the selling stockholders. In view of the fact that our shares are not currently publicly traded, our management has no knowledge, and does not believe, that any of our shareholders has an existing short position on our Common Stock.

The following table sets forth certain information with respect to ownership of Oiltek, Inc. Common Stock by the selling stockholders as of August 8, 2008, including their names, and the number of shares of Common Stock owned by them and offered pursuant to this Prospectus. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. Except for the shares owned by Avalon Oil & Gas, Inc. which holds 78.6% of our Common Stock, we are registering all of our outstanding shares of Common Stock, provided, however, we are not registering any shares which may be issued to holders of our convertible debt upon conversion of such debt. The selling stockholders have not expressed the intention of immediately selling their shares. Therefore, no estimate can be given as to the number of shares of Common Stock which will be sold pursuant to this Prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby. We will file a supplement to this Prospectus to name successors to any named selling stockholders who will be able to use this Prospectus to resell the securities registered hereby.


NAME OF                        BENEFICIAL HOLDINGS       COMMON SHARES
SELLING SECURITY HOLDER        BEFORE THE OFFERING       OFFERED HEREBY
-----------------------        -------------------       --------------

Jill Allison (**)                   1,500,000            1,500,000

Kent Rodriguez (*)                  500,000              500,000

Douglas Barton (**)                 500,000              500,000

Avalon Productions Ltd. (***)(1)    25,000               25,000


Kathleen T. Docter                  25,000               25,000

John C. Feltl                       25,000               25,000

John Kuehne                         25,000               25,000

Valerie S. Kuehne                   25,000               25,000


Kuehne Developments Ltd.(2)         25,000               25,000


Frank Quinby                        25,000               25,000

George Sutton                       25,000               25,000


Venture Communications, Inc. (3)    25,000               25,000

----------
*    - Officer, Director and controlling stockholder of Avalon Oil & Gas, Inc.

**   - Director of Avalon Oil & Gas, Inc.

*** - Unrelated to Avalon Oil & Gas, Inc., our licensor and controlling stockholder.

(1) - Controlled by Frank Quimby, who is also a selling stockholder in an individual capacity

(2) - Controlled by John Kuehne, who is also a selling stockholder in an individual capacity

(3) - Controlled by Douglas Barton, who is also a Director, and is also a selling stockholder in an individual capacity

There have been no prior securities transactions between us and the selling shareholders, any affiliate of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship with respect to the transaction to purchase shares of our common stock. There are no arrangements between us and the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholders has a contractual relationship with us.


                              PLAN OF DISTRIBUTION


We are registering a total of 2,725,000 shares of our Common Stock which are being offered by the selling stockholders. As used in this Prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the Common Stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Common Stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.


The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. Such sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o Block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

     o An exchange distribution in accordance with the rules of the applicable exchange;

     o    Privately negotiated transactions;

     o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    A combination of any such methods of sale; and

     o    Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than pursuant to this Prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledges, or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders pursuant to this Prospectus.

                            DESCRIPTION OF SECURITIES

The following description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are being filed as exhibits to this Form S-1.

Our authorized capital stock consists of 200,000,000 shares, of which 198,000,000 shares are Common Stock, par value of $.001 per share, and 2,000,000 shares are preferred stock, par value of $.10 per share, of which none have been designated or issued. As of the date hereof, 12,725,000 shares of Common Stock are issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote for each share which they hold on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its sole and absolute discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the company, the holders of Common

Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, including, but not limited to, payment to the holders of preferred stock as required by the terms of such preferred stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. The stockholders do not have cumulative or preemptive rights. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, we have no plans to either issue any additional preferred stock or adopt any series, preferences or other classification of preferred stock.

Under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules. We presently have no plans to issue any preferred stock.

Options, Warrants and Convertible Notes

We have issued three Convertible Notes which can be converted into Common Stock by the Note holders. The three Convertible Notes were issued as follows:


NAME OF                      AMOUNT OF          CONVERSION          SHARES
NOTE HOLDER                  CONVERTIBLE        PRICE               ISSUABLE
                             NOTE(S)                                UPON
                                                                    CONVERSION
--------------------         -----------------  ---------------     ----------
Mud Creek Group, LLC         $5,000             $0.02 per share     250,000
Michael L. Ray (two notes)   $5,000 and $2,500  $0.01 per share     750,000

The shares which shall be issued by us if these convertible notes are converted into shares of our Common Stock are not being registered pursuant to this Registration Statement and Prospectus.

We have the intention, and believe that we will have the ability, to make payments to the holders of our convertible notes if they are called prior to conversion. We intend to repay these obligations through the sale of our products and technologies, or through the issuance of our common stock for cash. The value of the convertible notes is dependant upon the value of our Common Stock at the time of conversion. If, for example, our Common Stock is publicly traded above the conversion price of $.02 or $.01, as the case may be, then the value of the convertible shall be the difference between the trading price and the conversion price, multiplied by the number of shares issuable upon conversion.

There are no options or warrants issued or outstanding.

There are no shares which have been sold pursuant to Rule 144 of the Securities Act. Further, there are no common shares being, or proposed to be, publicly offered by us.



Stockholders

As of the date hereof, there are thirteen (13) holders of record of our Common Stock and two (2) holders of Convertible Notes which upon conversion into Common Stock will become stockholders.

The issued and outstanding shares of our Common Stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act.

Dividends

We have not paid any cash dividends to date, and do not anticipate or contemplate paying dividends in the foreseeable future. Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions. It is the present intention of management to utilize all available funds for the development of our business. The future declaration of any cash or stock dividends shall be in the sole and absolute discretion of the Board of Directors and shall depend upon the earnings, capital requirements, our financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

None.

                     INFORMATION WITH RESPECT TO REGISTRANT

                             DESCRIPTION OF BUSINESS

Business of Issuer

We currently have no ongoing operations and have earned no revenues.


We intend to exploit the patent rights which we have licensed from Avalon Oil & Gas, Inc. ("Avalon"), to develop technologies to aid in the extraction of oil and natural gas, with the intention of developing commercial products based upon those technologies, and ultimately licensing those technologies or the rights to manufacture and sell those products.

Avalon, which holds 78.6% of our Common Stock, was issued its shares of Common Stock as of September 28, 2006 in consideration of future entrance into a license agreement with us, together with consideration of $50,000, which was paid in September, 2007. Avalon has acquired licenses with respect to the U.S. patents titled "Detection of Leaks in Pipelines" and "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves", the Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" and the U.S. patent application titled "Well Casing Based-Geophysical Sensor Apparatus" and any patent granted based upon those applications, through the following three transactions:

(A) Avalon's July 12, 2006 acquisition of Ultrasonic Mitigation Technologies, Inc. ("UMTI") for 16,250,000 unregistered shares of Avalon's common stock. UMTI held an exclusive worldwide license pursuant to a license agreement dated July 12, 2006 and expiring March 11, 2025 (unless earlier terminated as stated below) with respect to the US patent and Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" (the "UMTI License Agreement"). The terms of the UMTI License Agreement (i) allow the inventor to (a) continue to use the technology for educational and research purposes, and (b) publish and disseminate information about the technology, (ii) allow non-profit organizations to use the technology for educational and non-commercial research purposes within their own facilities, and (iii) require, at the request of the inventor, UMTI to sublicense the technology to a third party designated by the inventor, provided that such third party is in a field which is of no commercial interest to UMTI. The UMTI License Agreement may be terminated if UMTI fails to perform or violates any term of such license agreement, and fails to cure such breach or default within 30 days after written notice of default, or may be terminated by UMTI at any time, for any reason, upon 90 days written notice. UMTI paid the licensor a license issue fee of $60,000 and a research fee of $50,000 within 14 days after the execution of the UMTI License Agreement, and is required to pay the licensor an earned royalty of 5% of net sales and 25% of sublicense fees and sublicense revenues other than earned royalties from net sales, and while there is no minimum annual royalty in the first two years of the UMTI License Agreement, UMTI is required to pay the licensor total annual royalties of not less than $15,000 in the third year, $20,000 in the fourth year, and $25,000 in the fifth and each subsequent year. Failure to meet the minimum annual royalty level is not a default. UMTI is also obligated to pay out of pocket costs with respect to the preparation, filing, prosecution, and maintenance of the patent rights, to indemnify the licensor, to maintain required levels of insurance, to refrain from using the licensor's name without express written consent, to protect the licensor's confidential information, and to manufacture substantially in the United States any products to be sold in the United States market. UMTI is required to use due diligence to develop, manufacture and sell licensed products or services, to obtain necessary governmental approvals to manufacture, use, and sell its licensed products or services, to market such products or services in the United States upon receiving such necessary governmental approvals, and to reasonably fill market demand for its products or services; if UMTI fails to perform any of those obligations, and fails to cure such failure within 30 days after receiving written notice of such failure, the licensor may change UMTI's license to a non-exclusive license;

(B) Avalon's November 8, 2006 acquisition of Intelli-Well Technologies, Inc. ("IWTI") for 20,000,000 unregistered shares of Avalon's common stock. IWTI held a non-exclusive United States license pursuant to a license agreement dated October 27, 2006 and expiring September 27, 2025 (unless earlier terminated as stated below) with respect to the US patent application titled "Well Casing Based-Geophysical Sensor Apparatus" (the "IWTI License Agreement"); the U.S. Government also has the rights to use this technology throughout the world. The terms of the IWTI License Agreement (i) allow the inventor to (a) continue to make, use and practice the technology for educational and research purposes, but not for commercial purposes and (b) publish technical data resulting from its research, and (ii) allow non-profit organizations to make, use and practice the technology for educational and research purposes, but not for commercial purposes. The IWTI License Agreement may be terminated by the licensor if IWTI fails to perform any material term or covenant of such license agreement, and fails to cure such failure within 30 days after receipt of written notice of such failure, if IWTI fails to reach at least $500,000 in annual net sales by January 1, 2012, upon IWTI's bankruptcy filing, upon 10 days notice by the licensor that IWTI has ceased to carry on its business, or upon IWTI's failure to provide the licensor with timely progress reports, may be terminated by IWTI at any time upon 60 days written notice, and may be terminated by a party upon 30 days written notice if the other party is unable to fulfill its obligations other than payments for one year for reasons beyond its reasonable control. IWTI paid the licensor a license issue fee of $25,000 and is required to pay the licensor an earned royalty of 4% of net sales of a component and 2% of net sales of an entire system, and while there is no minimum annual royalty in 2007 and 2008, IWTI is required to pay the licensor total annual royalties of not less than $5,000 in 2009, $10,000 in 2010, $15,000 in 2011, and $20,000 in 2012 and
each subsequent year. Failure to meet the minimum annual royalty level is not a default. IWTI is also obligated to pay the expenses with respect to any patent interference litigation, patent appeals to the USPTO Board of Appeals, patent appeals to a Federal Court, patent re-examinations, patent reissues, trademark oppositions and/or cancellations of the patent rights, to indemnify the licensor, to maintain required levels of insurance, to refrain from using the licensor's name without express written consent, to pay the licensor $25,000 if the IWTI License Agreement is assigned, and to manufacture substantially in the United States all licensed products; and

(C) Avalon's March 28, 2007 acquisition of Leak Location Technologies, Inc. ("LLTI") for 36,710,526 unregistered shares of Avalon's common stock. LLTI held an exclusive United States license pursuant to a license agreement dated March 27, 2007 and expiring upon the later of (i) October 9, 2012 or (ii) the last sale of a licensed product produced during the term of the license agreement (unless earlier terminated as stated below), with respect to the US patent titled "Detection of Leaks in Pipelines" (the "LLTI License Agreement"). The terms of the LLTI License Agreement (i) allow the inventor to use the invention for educational and research purposes, (ii) allow other non-profit organizations to use the invention for educational and research purposes, and (iii) require LLTI to (a) allow the inventor to use any improvement developed by LLTI for educational and research purposes without paying a royalty to LLTI, and (b) allow other non-profit organizations to use such improvement for non-commercial research purposes without paying a royalty to LLTI. The LLTI License Agreement may be terminated if either party fails to make any required payment within 15 days after written notification, fails to perform any obligation and fails to cure such failure within 30 days after receipt of written notice of such failure, or if LLTI files for bankruptcy, has a receiver appointed for its assets, makes an assignment for the benefit of its creditors, or if bankruptcy proceedings are instituted against it. LLTI must meet the following milestones or be declared in breach: delivery of an initial commercialization plan to the licensor within 120 days after the date of the LLTI License Agreement, delivery of a product manufacturing plan to the licensor within 240 days after the delivery of the initial commercialization plan, delivery of written proof of a first product introduction to the licensor within 16 months after the date of the LLTI License Agreement, and delivery of written proof of a first commercial sale to the licensor within 18 months after the date of the LLTI License Agreement. LLTI paid the licensor an initial license fee of $40,000 upon execution of the LLTI License Agreement, and is required to pay the licensor a milestone license fee of $10,000 upon first product introduction, a royalty of 4.5% of gross sales of licensed products, and while there is no minimum annual royalty in 2007 and 2008, LLTI is required to pay the licensor total annual royalties of not less than $5,000 in 2009, $10,000 in 2010, and $15,000 in 2011 and each subsequent year, and is required to pay the licensor 25% of sublicense revenue, and 40% of sublicense revenue if the sublicensee is referred to LLTI by the licensor. Failure to meet the minimum annual royalty level is not a default. LLTI is required to prosecute any patent or trademark infringements at its expense, to indemnify the licensor, to maintain required levels of insurance, to refrain from using the licensor's name without express written consent, to manufacture licensed products substantially in the United States, and to protect the licensor's confidential information.

The licenses set forth in paragraphs "(A)", "(B)" and "(C)", above, enable Avalon to make, use, offer for sale, and sell products utilizing the claims contained in the U.S. patents titled "Detection of Leaks in Pipelines" and "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves", the Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves" and the U.S. patent application titled "Well Casing Based-Geophysical Sensor Apparatus" and any patent granted based upon those applications, and to sublicense any of those rights. In addition to the restrictions stated in paragraphs "(A)", "(B)" and "(C)" above, the UMTI, IWTI, and LLTI License Agreements exclude (1) know-how rights (rights to the inventor's knowledge with respect to the technology other than the information set forth in the actual patent or patent application) and (2) rights to any improvements to those patents which their respective inventors develop at a later time.

Avalon entered into a license agreement with us in consideration of Avalon's agreement to pay $50,000 to us in the future. Pursuant to the license agreement we have licensed from Avalon the rights to make, use, offer for sale, and sell products utilizing the claims contained within the patents and patent applications described in the preceding paragraph and any patent granted based upon those applications, and to sublicense any of those rights, and we are required to pay Avalon a royalty equal to the sum of (A) 6% of the sales of products by us or our sublicensees which utilize the patent rights licensed from Avalon, and (B) 6% of any other revenues we receive, including, but not limited to, sublicense fees.

The license agreement is effective until May 31, 2012, but may be extended for up to two additional 3-year terms in our sole and absolute discretion; provided, however, that the patent titled "Detection of Leaks in Pipelines" expires on October 9, 2012 and will be in the public domain thereafter.

In addition, on March 5, 2008, Avalon announced that it had signed a letter of intent to license IMIX International, Inc.'s BIO-CAT(TM) Well and Pipeline Cleaner (BWPC) technology. The BWPC technology(TM) is an enzyme based formulation for the improvement and increase of the extraction of oil and other hydrocarbons from underground reservoirs. Through this license, Avalon now holds the worldwide exclusive rights to the BWPC technology. Included with the right to utilize the BWPC technology is the right to sublicense, sell and resell the use of the technology for enhanced oil recovery and hydrocarbon extraction. Although the press release states that Avalon intends to add this technology to our portfolio, it has not yet done so. There can be no assurance that Avalon will license this technology to us in the future.


We intend to utilize the patent titled "System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves" to develop products which use ultrasonic waves to prevent or break down paraffin wax buildups on oil production equipment during the oil production process (note that this patent has only been granted in the United States, and the Canadian and International patent applications with respect to this technology are still in the application stage.) Varying ultrasonic transducers are positioned in production tubing walls as a means to inhibit wax from attaching to pipes. The ultrasonic wave technology helps prevent the wax from forming, and also breaks down bonds within wax deposits which have formed, thereby increasing flow rates and production efficiency.

We intend to utilize the patent application titled "Well Casing Based-Geophysical Sensor Apparatus, System and Method" to design products which use a large number of sensors installed along and outside of oil well casings in order to detect information about the underlying oil deposit and the oil production process. The types of sensors that can be installed include seismic sensors, devices that use scanning technology to form three-dimensional images of an oil reservoir (a process known as "tomography"), and temperature sensors known as "thermocouples" which are effective over a huge range of temperatures.

We intend to utilize the patent titled "Detection of Leaks in Pipelines" to develop a system for detecting leaks in underground gas pipelines which would be accurate, inexpensive, able to be used continuously over a long period of time, and which would be able to withstand significant wear resulting from use in difficult environments.


We intend to work intensively on attracting, developing and growing our business through working with members of the oil and gas industry and developing relationships and partnership to market our products and technology. We intend to begin this process through trade show participation, seminars and meetings to provide our potential customers with information with respect to our products and technologies. We intend to commercialize our technologies both in the United States and in foreign markets. In particular, Avalon, which owns 78.6% of our Common Stock, owns interest in several oil and gas producing properties in Colombia and Canada. Accordingly we intend to market our technologies in oil and gas producing properties in Colombia and Canada, both owned by Avalon and other companies.

Our management has been advised that Avalon may distribute its interest in us to its sharesholders. We do not anticipate that our business will be materially affected if Avalon's distributes our shares of Common Stock which Avalon owns to Avalon's stockholders. Kent Rodriguez, the CEO of Avalon and one of our Officers and Directors, owns preferred stock of Avalon which will allow him to convert such shares into 40% of Avalon's common stock. Accordingly, if Avalon distributes our shares of Common Stock, Mr. Rodriguez would also have the right to hold 40% of the issued and outstanding shares of our Common Stock at such time. As a result, there is a strong likelihood that there will be continuity in our officers and directors upon such a distribution. Notwithstanding the foregoing, there can be no assurance that any new directors who may be elected or the officers which those new directors would appoint would be able to perform the functions of our management at an equal or higher level to our current management team. We are not currently aware of when Avalon intends to implement the distribution of our shares, but we anticipate that the earliest such distribution would occur would be either shortly before thie Registration Statement becomes effective.

We do not anticipate that our business will be affected by seasonality

License Agreement

Our license agreement with Avalon Oil & Gas, Inc. which holds 78.6% of our Common Stock, provides for a five year term terminating on May 31, 2012, which may be extended by us for up to two additional three year terms in our sole and absolute discretion; provided, however, that the patent titled "Detection of Leaks in Pipelines" expires October 9, 2012. The license grants us rights to make, use, offer for sale, and sell products utilizing the claims contained in the U.S. patents titled "Detection of Leaks in Pipelines" and "System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves", the Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves", and the U.S. patent application titled "Well Casing Based-Geophysical Sensor Apparatus, System and Method", and any patents which are granted based upon those patent applications, and to sublicense any of those rights, as follows:


Exclusive worldwide rights with respect to the U.S. patent and Canadian and International patent applications titled "System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves", and any patent issuing from those patent applications;

Non-exclusive United States rights (the U.S. Government also has the rights to use this technology throughout the world) with respect to the patent application titled "Well Casing Based-Geophysical Sensor Apparatus, System and Method", and any patent issuing from that patent application; and


Exclusive United States rights with respect to the patent titled "Detection of Leaks in Pipelines", subject to the terms and conditions of the UMTI, IWTI, and LLTI License Agreements, and we are required to pay Avalon a royalty of the sum of (A) 6% of any sales of products by us or our sublicensees which utilize the patent rights licensed from Avalon, and (B) 6% of all other revenues we receive, including, but not limited to, sublicense fees.


Patents

We currently own the rights to make, use, offer for sale, and sell products utilizing the claims contained within two patents, three patent applications, and any patents granted based upon those patent applications, which rights we licensed from Avalon Oil & Gas, Inc. The patent and patent applications are as follows:

     o International Patent Application 2004/024309A2, filed September 12, 2003, titled "System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves," Inventor: Brian Francis Towler, PhD

     o United States, Patent No. 7,264,056, filed 3/11/2005, granted 9/4/07, "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves," Inventor: Brian Francis Towler, PhD

     o Nationalized PCT Canada, Application No. 2,498,742 filed 3/11/2005, "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves," Inventor: Brian Francis Towler, PhD

     o United States, Application No. 11/237054 filed 9/27/05, "Well Casing Based-Geophysical Sensor Apparatus, System and Method" Inventor William Daily.

     o United States, Patent No. 5,416,724 filed 10/9/92, granted 5/16/95, "Detection of Leaks in Pipelines" Inventor Michael Savic.

We do not currently own the rights to any other intellectual property. Although we anticipate acquiring rights to additional patents in the future, there can be no assurance that we will be able to acquire the rights to suitable technologies at a reasonable cost.


We are in the preliminary stages of our development and have not yet entered into any agreements to sell or distribute products. We have not yet established any milestones to enter into any agreements to sell or distribute our products.

Competition

The oil and gas industry is intensely competitive. We face competition from several other companies, including major multinational corporations which have financial and technical resources, name recognition, market access, commercial and governmental connections, and research and development capabilities which far exceed ours. Our success is dependent upon our ability to develop technologies related to the oil and gas industry, creating commercially viable products, and to successfully market the same. It may be difficult for our technology and products to gain market access, and if we did develop a successful technology or product, one or more of our competitors may develop a similar or superior technology or product within a short time.

Anticipated Expenditures

We anticipate that, at least until such time as this Registration Statement becomes effective or until such time as we are able to commercially exploit one or more of our technologies, our expenses shall be limited to legal fees, accounting fees, and fees to make filings with the SEC. At this time, our management cannot make a reasonable estimate of how much we will spend during the next twelve months other than through speculation. However, in order to meet our needs during this time period, we will need additional financing. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as future earnings, funds from private sources such as, loans and additional private placements, and funds from public offerings.

In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected


Employees

Our President and Principal Financial Officer, Jill Allison, is our only full-time employee, and is subject to an employment agreement which expires on October 31, 2008, and which does not contain a provision for the extension of its term. We presently have no other employees apart from our management. Although Jill Allison will serve on a full-time basis, Kent Rodriguez and Douglas Barton will serve on a part-time basis. Certain of our officers and directors are engaged in the business activities of Avalon Oil & Gas, Inc., our majority shareholder; they anticipate that they will devote such time to our business as is required. Our Chief Executive Officer, and one of our Directors, Kent Rodriguez, is currently the President, Chief Executive Officer, Chief Financial Officer, and a Director of Avalon Oil & Gas, Inc. Our Chairman, Secretary and one of our Directors, Doug Barton, is currently a Director of Avalon Oil & Gas, Inc. We expect no significant change in the number of our employees.

Reports to security holders

     (1) Prior to the filing of this Prospectus, we were not required to deliver an annual report to our security holders. We expect to deliver such a report to our security holders in the future as required by the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

     (2) We will file reports with the SEC. We will be a reporting company and we will comply with the requirements of the Exchange Act.

     (3) The public may read and copy any materials which we file with the SEC at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC, which can be found at http://www.sec.gov.

                             DESCRIPTION OF PROPERTY

We currently use office space which is rented by our affiliate and majority shareholder, Avalon Oil & Gas, Inc., with an address at 7808 Creekridge Circle, Suite 105, Minneapolis, Minnesota 55439. Avalon does not charge us rent for this space. We presently have no agreements to acquire any properties, and have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, entities primarily engaged in real estate activities.

We do not presently believe that we will need to maintain any additional office space in order to carry out our plan of operations described herein.

If, in the future, we develop products which we manufacture or cause to be manufactured on our behalf, we may need to rent warehouse space to store those products before they are distributed.

                                LEGAL PROCEEDINGS

There are not presently any material pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to be threatened or contemplated against us.

                   MARKET PRICE AND DIVIDENDS OF COMMON EQUITY

There is no trading market for our Common Stock at present, and there has not been any trading market for our Common Stock in the past. There can be no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

We have never paid dividends on our Common Stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the Common Stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the Common Stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. We presently intend to retain earnings, if any, for the development and expansion of its business.

                             SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition" section of this prospectus. We have derived the statements of operations data from our audited financial statements included in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results for a full fiscal year.


                                          OILTEK, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                     STATEMENT OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
                             AND FROM INCEPTION (AUGUST 7, 2006) TO
                                         MARCH 31, 2008
                                           (UNAUDITED)



                                                  For the Three   For the Three  From inception
                                                  Months Ended    Months Ended  (August 7, 2006)
                                                    March 31,       March 31,     to March 31,
                                                      2008            2007            2008
                                                  ------------    ------------    ------------
Revenue                                           $       --      $       --      $       --

Operating expenses:

   Selling, general and administrative expenses         27,215           5,776         167,033
                                                  ------------    ------------    ------------
      Operating loss                                   (27,215)         (5,776)       (167,033)

Other expense:
   Interest expense                                        374             248          23,971
                                                  ------------    ------------    ------------

  Loss before income taxes                             (27,589)         (6,024)       (191,004)


   Provision for income taxes                             --              --              --

                                                  ------------    ------------    ------------
Net loss                                          $    (27,589)   $     (6,024)   $   (191,004)
                                                  ============    ============    ============

Net loss per share - basic and diluted            $      (0.00)   $      (0.00)   $      (0.02)
                                                  ============    ============    ============


Weighted average shares outstanding - basic         13,225,000      13,225,000      12,378,715
                                                  ============    ============    ============






                                               35

                                         OILTEK, INC.
                                 (A DEVELOPMENT STAGE COMPANY)
                                        BALANCE SHEETS
                             MARCH 31, 2008 and DECEMBER 31, 2007



                                                                       March 31,   December 31,
Assets                                                                   2008         2007
                                                                       ---------    ---------
Current assets                                                        (UNAUDITED)

     Cash and cash equivalents                                         $   8,710    $  11,696
                                                                       ---------    ---------

      Total current assets                                                 8,710       11,696
                                                                       ---------    ---------

Total assets                                                           $   8,710    $  11,696
                                                                       =========    =========

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities
   Accounts payable and accrued liabilities                            $  30,714    $  32,111
     Current portion of convertible notes payable (Note 3)                48,500       22,500
                                                                       ---------    ---------

      Total current liabilities                                           79,214       54,611
                                                                       ---------    ---------

Commitments and Contingencies                                               --           --

Stockholders' Equity (Deficiency)
   Preferred stock, $0.10 par value; 2,000,000 shares authorized;
      no shares issued  (Note 4)                                            --           --
   Common stock, $0.001 par value; 198,000,000 shares authorized;
      13,225,000 shares issued and outstanding at March 31, 2008 and
      December 31, 2007 (Note 4)                                          13,225       13,225
    Additional paid-in capital                                           107,275      107,275
   Deficit accumulated in development stage                             (191,004)    (163,415)
                                                                       ---------    ---------
      Total stockholder's equity (deficiency)                            (70,504)     (42,915)

                                                                       ---------    ---------
Total liabilities and stockholders' equity (deficiency)                $   8,710    $  11,696
                                                                       =========    =========



                                              36


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes related thereto.

Forward-Looking Statements

Statements in this Management's Discussion and Analysis of Financial Condition section which discuss future expectations and plans, which are considered forward-looking statements as defined by Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, as amended. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based upon our beliefs and expectations using the most current information available to us. In view of the fact that our discussions in this Management's Discussion and Analysis of Plan of Operations section are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth in the following discussion, the following discussion is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, the following: (i) our lack of an operating history, (ii) competition, (iii) our need for additional financing to develop our products and meet our capital requirements, (iv) the risks of doing business in foreign countries, and (v) the fact that many of the technologies we have licensed are currently only in the application stage of the patent process. In order to have investors better understand our technologies, we have attempted to simplify the technical terminology and explanations; however, this may have resulted in a less accurate description of those technologies. Therefore all investors should consult their respective counsel and advisors with respect to an understanding of our technologies.

Liquidity and Capital Resources

We anticipate that our level of liquidity will diminish from the expenses of operating our business, and from research and development operations, unless and until we develop technologies or products which are marketable and produce revenues. When and if we are able to develop technologies or products, our liquidity will depend upon our ability to directly manufacture or sell, or license the rights to manufacture and sell, the products and license the technologies which we develop through our research. If we are unable to develop technologies or products which have commercial potential and produce revenues, it is likely that we will deplete our capital quickly, and may not be able to continue as a going concern.

Results of Operations

Avalon Oil & Gas, our majority shareholder and the licensor of the patents and patent applications which we intend to utilize in our development of products and technologies, received stock which currently represents 78.6% of our issued and outstanding shares in consideration of future entrance into a license agreement with us, together with consideration of $50,000.

We entered into a license agreement with Avalon, pursuant to which we received licenses with respect to three technologies which are the subject of two patents and three patent applications. Avalon made a payment to us of $50,000 in September, 2007 in consideration of our entering into the license agreement. We intend to exploit the patent rights which we have licensed from Avalon to develop technologies to aid in the exploration and production of oil and natural gas, with the intention of developing commercial products based upon those technologies, and ultimately licensing those technologies or the rights to manufacture and sell those products.

We believe that the following trends are likely to have a favorable material impact on our net sales or revenues or income from continuing operations: (A) rising oil prices, which will likely result in increased spending on oil exploration and oil production worldwide, resulting in increased potential demand for the products and technologies which we may develop, (B) rising demand for oil, which is likely to increase spending on oil exploration and oil production worldwide, resulting in increased potential demand for the products and technologies which we may develop, and (C) an increased ability by oil companies to find oil in difficult environments, which is likely to increase the potential demand for sophisticated technologies which are usable in such environments, resulting in increased potential demand for the products and technologies which we may develop.

We believe that the following trends are likely to have an unfavorable material impact upon our net sales or revenues or income from continuing operations: (A) concerns with respect to climate change caused by fossil fuel use, which are likely to result in many governments taking action to reduce the use of fossil fuels, which may result in a decrease in spending on oil exploration and oil production worldwide, resulting in a decreased potential demand for the products and technologies which we may develop, (B) the trend towards government-run oil companies excluding foreign multinationals from oil production opportunities in those countries, resulting in decreased access by American oil companies to oil exploration and oil production opportunities in many such countries, resulting in a decreased potential demand for the products and technologies which we may develop and (C) government policies promoting alternate fuels and alternative energy sources, which are likely to decrease oil demand worldwide, which may result in a decrease in spending on oil exploration and oil production, resulting in a decreased potential demand for the products and technologies which we may develop.

During the term of our existence, we have not had any net sales or revenues or income from continuing operations, and therefore inflation has not had an impact on any of those variables.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

                                          Payments due by period
                                --------------------------------------------
                                                                      More
       Contractual                        Less than    1-3     3-5    than 5
       obligations               Total      1 year    years   years   years
       -----------               -----      ------    -----   -----   -----

[Long-Term Debt Obligations]    $12,500    $12,500

[Other Long-Term Liabilities
Reflected on the Registrant's   $     0    $     0
Balance Sheet under GAAP]
                                --------------------------------------------
            Total               $12,500    $12,500
                                ============================================


Interim Periods


During the three months from December 31, 2007 through March 31, 2008, our cash reserves have decreased from $11,696 to $8,710. We have been spending our cash reserves primarily in connection with: (a) the organization of our Company, (b) our acquisition of the technology licenses and (c) legal and accounting fees with respect to the preparation of this Registration Statement. We do not yet have any revenue, because we have not yet developed any marketable products or marketable technologies based upon the patent rights which we have licensed.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles since our formation, and there are no disagreements between us and our accountants on accounting or financial disclosure matters.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We may be exposed to market risks associated with interest rates, commodity prices and foreign exchange rates.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our directors and executive officers and additional information concerning them are as follows:

NAME                 AGE         POSITIONS AND OFFICES HELD
-----------          ------      --------------------------------------------
Jill Allison         43          President and Director
Kent Rodriguez       51          Chief Executive Officer, Principal Financial
                                 Officer and Director
Doug Barton          65          Chairman, Secretary and Director

There are no agreements or understandings for the officers and directors to resign at the request of another person, and the above-named officers and directors are not acting on behalf of, nor will act at the direction of, any other person.

Work Experience


Jill Allison, President and Director. Ms. Allison has served as the President of the Company since its inception, and as a Director of the Company since October 22, 2007. Ms. Allison has over 20 years of diversified management experience in business development and technology commercialization. Mr. Allison is also the Vice-President and a Director of Avalon Oil & Gas, Inc., commencing in 2006, where she manages market development, strategic planning, financial administration, and investor communications for Avalon. From 2003 until joining Avalon, Ms. Allison managed a technology strategy consulting practice with focus in the market convergence of physical and IT security industries. Her venture development background includes market leadership positions with Monsanto, Iridian Technologies, Pinkertons and Cylink Corporation. She holds a B.A. in Economics from Gustavus Adolphus College; a Master's in International Management
(MIM) in Marketing from the American Graduate School of International Management (Thunderbird), Glendale, AZ; and an MBA in Strategic and Entrepreneurial Management from the Wharton School of the University of Pennsylvania, where she focused on strategic alliances and management of technology.

Kent Rodriguez, Chief Executive Officer and Director. Mr. Rodriguez has served as the Chief Executive Officer and as a Director of the Company since its inception. Mr. Rodriguez has also served as a Director of Avalon Oil & Gas, Inc. since January 1997. Since 1995, he has been the Managing Partner of Weyer Capital Partners, a Minneapolis-based venture capital corporation. From 1985 to 1995, he was employed by the First National Bank of Elmore, Elmore, Minnesota, as vice president, senior loan officer, and ultimately as president and chairman. He is currently the President, Chief Executive Officer and Chief Financial Officer of Avalon Oil & Gas, Inc. He holds a B.A. degree from Carleton College.


Doug Barton, Chairman, Secretary and Director. Mr. Barton has served as Chairman and Secretary and as a Director of the Company since its inception. Mr. Barton has also served as a Director of Avalon Oil & Gas, Inc. since December, 1998. From 1987 to the present, he has been the President and sole owner of Venture Communications, Inc., (formerly known as Douglas Communications, Inc.) a private promotion, development, and marketing consulting firm. He holds a B.S. degree in Economics/History from the University of Minnesota.


Our management has not been involved in any legal proceedings as described in
Item 401(f) of Regulation S-K.


Significant Employees

There are no persons other than our officers and directors who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Audit Committee Financial Expert

Our board of directors acts as the audit committee to our Board of Directors; there is no separate audit or other committees. We have no qualified financial expert at this time because we have not been able to hire a qualified candidate. Further, we believe that we have inadequate financial resources at this time to hire any such qualified expert. We do intend, however, to hire a qualified expert in the future, when resources allow us to search for and employ an appropriate individual for this position.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our officers meet the highest standards of ethical conduct. The Code of Ethics requires that our officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

Involvement with certain material legal proceedings during the past five years

(1) None of our directors, officers, significant employees or consultants have been convicted in a criminal proceeding, exclusive of traffic violations, or are subject to any pending criminal proceeding.

(2) No bankruptcy petitions have been filed by or against any business or property of any of our directors, officers, significant employees or consultants nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

(3) None of our directors, officers, significant employees or consultants have been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

(4) None of our directors, officers or significant employees have been convicted of violating a federal or state securities or commodities law.

                             EXECUTIVE COMPENSATION


Jill Allison, our President, and three others received non-cash compensation from us. Jill Allison is entitled to receive compensation of $5,000 per month and health insurance pursuant to her employment agreement in effect until October 31, 2008, but has waived all compensation to date. During the period ended December 31, 2007, we issued to our President 1,500,000 shares of our stock for services valued at $ 1,500.00. Also, three members of the board of directors, including two officers, received 500,000 shares each of our stock for services valued at $ 500.00 each. Thad Kaplan, one of those three directors, was removed as a director as of October 22, 2007, and his 500,000 shares were cancelled.


No retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of directors, officers, or other employees have been adopted by us for the benefit of our employees.

Our officers and directors will not receive any finder's fee, either directly or indirectly, as a result of their efforts to implement our business plan as outlined herein.

In accordance with the requirements of Item 402(c) of Regulation S-B of the Securities Act, set forth below is a summary compensation table.


                                              SUMMARY COMPENSATION TABLE
                                                                               Nonqualified
                                                                                 Deferred
  Name and                               Stock     Option       Non-Equity     Compensation
  principal           Salary    Bonus    Awards    Awards     Incentive Plan     Earnings         All Other     Total
  position    Year      ($)      ($)       ($)       ($)     Compensation ($)      ($)          Compensation     ($)
  --------    ----      ---      ---       ---       ---     ----------------      ---          ------------     ---

Jill Allison. 2007    60,000      -       1,500       -            -                 -                -         61,500
President*
              2006    60,000      -         -         -            -                 -                -         60,000

Kent
Rodriguez,    2007       -        -         -         -            -                 -                -             -
CEO
              2006       -        -         -         -            -                 -                -             -

Douglas
Barton,       2007       -        -         -         -            -                 -                -             -
Secretary
              2006       -        -         -         -            -                 -                -             -

     o - On an annual basis. Pursuant to Ms. Allison's employment agreement, we have agreed to pay her $5,000 per month since November 1, 2006, but she has waived such compensation to date.





                                       43

Compensation of Directors

     Our board of directors is not compensated for their services as directors.
The board has not implemented a plan to award options to any directors. There is no contractual arrangement with our board of directors. We have no director's service contracts.

                                  Director's Compensation Table

                   Fees
                  Earned                      Non-Equity    Nonqualified
                    Or                         Incentive      Deferred
                 Paid in   Stock   Option       Plan        Compensation     All Other
                   Cash  Awards    Awards   Compensation      Earnings     Compensation   Total
Name              (US$)    (US$)    (US$)       (US$)           (US$)          (US$)      (US$)
(a)                (b)      (c)      (d)         (e)             (f)            (g)        (h)
--------------------------------------------------------------------------------------------------
Jill Allison       2008      -        -           -               -              -          -
                   2007      -        -           -               -              -          -
Kent Rodriquez     2008      -        -           -               -              -          -
                   2007      -        -           -               -              -          -
Douglas Barton     2008      -        -           -               -              -          -
                   2007      -      $500          -               -              -        $500



                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, we have 12,725,000 shares of Common Stock issued and outstanding, and have issued notes which are convertible into 1,000,000 shares of our Common Stock.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) each stockholder known to be the beneficial owner of more than 5% of our Common Stock; (ii) by each director and executive officer; and (iii) by all executive officers and directors as a group. Each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned. Also included are the shares held by all executive officers and directors as a group.

                                                 AMOUNT OF
TITLE             NAME AND ADDRESS OF            BENEFICIAL         PERCENT OF
OF CLASS          BENEFICIAL OWNER               OWNERSHIP          CLASS
--------          -------------------            ----------         ----------

Common            Avalon Oil & Gas, Inc.          10,000,000          78.6%
Stock             7808 Creekridge Circle
                  Suite 105
                  Minneapolis, MN 55439

Common            Jill Allison                     1,500,000          11.8%
Stock             7808 Creekridge Circle
                  Suite 105
                  Minneapolis, MN 55439

                                                 AMOUNT OF
TITLE             NAME AND ADDRESS OF            BENEFICIAL         PERCENT OF
OF CLASS          BENEFICIAL OWNER               OWNERSHIP          CLASS
--------          -------------------            ----------         ----------

Common            Kent Rodriguez                  10,500,000 (1)      82.5%
Stock             7808 Creekridge Circle
                  Suite 105
                  Minneapolis, MN 55439

Common            Doug Barton                        500,000           3.9%
Stock             7808 Creekridge Circle
                  Suite 105
                  Minneapolis, MN 55439

Common            All Executive Officers          12,500,000 (1)      98.2%
Stock             and Directors as a Group
                  (Includes shares of Allison,
                  Rodriguez and Barton)

(1) - Includes shares held by Avalon Oil & Gas, of which Kent Rodriguez is the controlling shareholder.

There are no contracts or other arrangements which could result in a change of control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently utilize office space provided by Avalon Oil & Gas, Inc., for which we pay no rent. Avalon Oil & Gas, Inc. has agreed to continue this arrangement for the foreseeable future. See "Description of Property."


Conflicts of Interest

Our proposed business raises potential conflicts of interest between us and Mr. Kent Rodriguez, one of our Directors and our Chief Executive Officer and Principal Financial Officer. Mr. Rodriguez is also the President, Chief Executive Officer and Chief Financial Officer of Avalon Oil & Gas, Inc., our majority shareholder, and devotes significant attention to his duties in those roles for Avalon Oil & Gas, Inc. Mr. Rodriguez intends to devote time to our activities whenever his services as Chief Executive Officer or Principal Financial Officer are required, and such additional time as he determines in his sole and absolute discretion. However, should such a conflict arise, there can be no assurance that Mr. Rodriguez would not attend to other matters prior to ours.

No binding guidelines or procedures for resolving potential conflicts of interest have been adopted by us. Accordingly, Mr. Rodriguez will be required to use his discretion in order to resolve conflicts in such a manner as he considers appropriate. Failure by management to resolve conflicts of interest in our favor could result in management becoming liable to us.

Other than described above, there have been no transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.


CORPORATE GOVERNANCE

Director Independence

Using the definition of director independence set forth in NASDAQ Marketplace Rule 4200(a)(15):

Jill Allison                      Not Independent.
Kent Rodriguez                    Not Independent.
Doug Barton                       Not Independent.

We did not hold any meetings of our Board of Directors during the last fiscal year, but took actions by written consent in lieu of meetings. Our policy with respect to director attendance at the annual shareholder meeting is that directors are encouraged, but not required, to attend shareholder meetings. We have not yet held any shareholder meetings.

Our Board of Directors acts as the Nominating Committee, Audit Committee, and Compensation Committee; there are no separate committees fulfilling those roles.

The Board of Directors believes that it would be a poor use of resources to organize separate committees for those functions, as our directors have a thorough knowledge of the Company's business and affairs and are able to perform those functions effectively.

All directors participate in the nomination of directors.

All directors participate in the consideration of director and executive officer compensation.

We have no qualified financial expert at this time because we have not been able to hire a qualified candidate. Further, we believe that we have inadequate financial resources at this time to hire any such qualified expert. We do intend, however, in the future, when resources allow us to search for a qualified individual for this position.

Any shareholder may contact any board member by sending mail to the company's address.

DISCLOSURE OF COMMISSION POSITION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Except for certain brokerage commissions and discounts which if incurred will be paid by the selling shareholders, we will pay all costs and expenses in connection with this offering, including, but not limited to, all expenses related to the costs of preparing, reproducing or printing this registration statement, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $73,222. This includes:


Attorney fees                                                      $   50,000.00
CPA fees                                                               20,000.00
Consultant fees                                                             0.00
SEC filing fee                                                             22.87
Transfer agent                                                            700.00
Material fees (postage, copies)                                         2,500.00
                                                                   -------------
Total                                                              $   73,222.87
                                                                   =============



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been one of our directors or officers (or, at our request, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. We also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of our directors to refrain from self-dealing with respect to us, improperly competing with us or usurping company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

                     RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our Common Stock, which sales were not registered pursuant to the Securities Act.

We issued 10,000,000 shares to Avalon in consideration of Avalon's future entrance into a license agreement with us, together with consideration of $50,000, which was paid in September, 2007. These shares were issued pursuant to Rule 506 of Regulation D, which was promulgated pursuant to Section 4(2) of the Securities Act.

During the period from October 1, 2006 through December 31, 2006, we sold an aggregate of 225,000 shares to 9 investors in exchange for an aggregate of $45,000 in cash pursuant to Regulation D, which was promulgated pursuant to
Section 4(2) of the Securities Act.

During the period from November 1, 2006 through December 31, 2006, we also issued a convertible note in the amount of $5,000 with a conversion price of $0.02 per share, and two convertible notes in the amounts of $5,000 and $2,500, each with a conversion price of $0.01 per share. All three of such notes were issued pursuant to Rule 506 of Regulation D, which was promulgated pursuant to
Section 4(2) of the Securities Act.

All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered pursuant to the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.


We have not, nor has any person acting on our behalf, offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued, provided, however, that shares were issued to our President, Jill Allison, in connection with her services as President, and to Kent Rodriguez and Douglas Barton, for their services as Directors.


We have never utilized an underwriter for an offering of our securities, and there were no underwriting discounts or commissions involved.

                                EXHIBITS SCHEDULE

The following exhibits are filed with this registration statement:

Exhibit       Description
-------       ------------------------------------------------------------------
3(i)          Articles of Incorporation
3(ii)         By-Laws
5             Opinion of Mintz & Fraade, P.C.
10            License Agreement with Avalon Oil & Gas, Inc.
23            Consent of Bernstein & Pinchuk, LLP



                                   UNDERTAKING

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (a) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) reflect in the Prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the Prospectus. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     i. Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     ii. Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     iii. The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. For the purpose of determining liability under the Securities Act to any purchaser each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on August 11, 2008

Oiltek, Inc.



By: /s/ Jill Allison
------------------------
Jill Allison, President,
Principal Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

      Signature                      Title                          Date
      ---------                      -----                          ----

/s/ Kent Rodriguez          Chief Executive Officer            August 11, 2008
----------------------      Director
Kent Rodriguez


/s/ Jill Allison            President, Principal Financial     August 11, 2008
----------------------      Officer Director
Jill Allison


/s/ Doug Barton             Secretary                          August 11, 2008
----------------------      Director
Doug Barton



Dealer Prospectus Delivery Obligation

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                F-1

Audited Financial Statements for Year Ended December 31, 2006          F-2

         Balance Sheet                                                 F-2

         Statements of
                  Operations                                           F-3
                  Changes in Stockholders' Equity                      F-4
                  Cash Flows                                           F-5

         Notes to Financial Statements                                 F-6 - F-11

Report of Independent Registered Public Accounting Firm                F-12

Audited Financial Statements for the Period Ended September 30, 2008   F-13

         Balance Sheet                                                 F-13

         Statements of
                  Operations                                           F-14
                  Changes in Stockholders' Equity                      F-15
                  Cash Flows                                           F-16

         Notes to Financial Statements                                 F-17 - F-22





                                       52

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------






To the Board of Directors of and Shareholders of Oiltek, Inc.


We have audited the accompanying balance sheets of Oiltek, Inc., ("the Company") a development stage company, as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders' deficiency, and cash flows for the year ended December 31, 2007 and the period from inception (August 7, 2006) to December 31, 2006 and 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December
31, 2007 and the period from inception (August 7, 2006) to December 31, 2006 and
2007, in conformity with accounting principles generally accepted in the United
States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses from operations since its inception and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Bernstein & Pinchuk LLP

New York, New York
May 30, 2008

                                       F-1

                                          OILTEK, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                         BALANCE SHEETS
                                                                               December 31,
Assets                                                                       2007         2006
Current assets

     Cash and cash equivalents                                            $  11,696    $  47,379
                                                                          ---------    ---------

      Total current assets                                                   11,696       47,379
                                                                          ---------    ---------

Total assets                                                              $  11,696    $  47,379
                                                                          =========    =========

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities
   Accounts payable and accrued liabilities                               $  32,111    $     349
     Current portion of convertible notes payable (Note 3)                   22,500       12,500
                                                                          ---------    ---------

      Total current liabilities                                              54,611       12,849
                                                                          ---------    ---------

Commitments and Contingencies                                                  --           --

Stockholders' Equity (Deficiency)
   Preferred stock, $0.10 par value; 2,000,000 shares authorized;
      none issued (Note 4)                                                     --           --
   Common stock, $0.001 par value; 198,000,000 shares authorized;
      13,225,000 shares issued and outstanding for both years  (Note 4)      13,225       13,225
    Additional paid-in capital                                              107,275       97,275
    Subscription receivable                                                    --        (50,000)
   Deficit accumulated in development stage                                (163,415)     (25,970)
                                                                          ---------    ---------
      Total stockholder's equity (deficiency)                               (42,915)      34,530

                                                                          ---------    ---------
Total liabilities and stockholders' equity (deficiency)                   $  11,696    $  47,379
                                                                          =========    =========


                               See notes to financial statements.

                                               F-2

                                          OILTEK, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                    STATEMENTS OF OPERATIONS

                                                                 From inception   From inception
                                                   Year Ended   (August 7, 2006) (August 7, 2006)
                                                  December 31,   to December 31,  to December 31,
                                                      2007            2006            2007
                                                  ------------    ------------    ------------
Revenue                                           $       --      $       --      $       --

Operating expenses:

   Selling, general and administrative expenses        126,438          13,380         139,818
                                                  ------------    ------------    ------------
      Operating loss                                  (126,438)        (13,380)       (139,818)

Other expense:
   Interest expense                                     11,007          12,590          23,597
                                                  ------------    ------------    ------------

  Loss before income taxes                            (137,445)        (25,970)       (163,415)


   Provision for income taxes                             --              --              --

                                                  ------------    ------------    ------------
Net loss                                          $   (137,445)   $    (25,970)   $   (163,415)
                                                  ============    ============    ============

Net loss per share - basic and diluted            $      (0.01)   $      (0.00)   $      (0.01)
                                                  ============    ============    ============


Weighted average shares outstanding - basic         13,225,000       9,680,070      12,227,116
                                                  ============    ============    ============


                               See notes to financial statements.

                                               F-3

                                                         OILTEK, INC.
                                                (A DEVELOPMENT STAGE COMPANY)
                                              STATEMENT OF STOCKHOLDERS' EQUITY
                                     FROM INCEPTION (AUGUST 7, 2006) TO DECEMBER 31, 2007

                                                                                                             Deficit
                                                                                                           Accumulated
                                                           Common Stock                       Additional       in
                                                      -----------------------  Subscriptions   Paid-In     Development
                                                        Shares       Amount     Receivable     Capital        stage        Total
                                                      ----------   ----------   ----------    ----------   ----------    ----------


Shares issued to officer in August, 2006 at $0.001
  per share                                            1,500,000   $    1,500   $     --      $     --     $     --      $    1,500


Shares issued to officer and director in
  August, 2006 at $0.001 per share                       500,000          500         --            --           --             500


Shares issued to officer and director in
  August, 2006 at $0.001 per share                       500,000          500         --            --           --             500


Shares issued to director in August, 2006 at $0.001
  per share                                              500,000          500         --            --           --             500

Shares issued for cash of $50,000 and a technology
  license in September 2006, cash not received as
  of December 31, 2006                                10,000,000       10,000      (50,000)       40,000         --            --


Shares sold for cash at $0.20 per share in
  October, 2006                                          225,000          225         --          44,775         --          45,000


Beneficial conversion feature of notes payable              --           --           --          12,500         --          12,500


Net loss from inception (August 7, 2006) to
  December 31, 2006                                         --           --           --            --        (25,970)      (25,970)
                                                      ----------   ----------   ----------    ----------   ----------    ----------


Balance at December 31, 2006                          13,225,000   $   13,225   $  (50,000)   $   97,275   $  (25,970)   $   34,530

Cash received for shares previously issued                  --           --         50,000          --           --          50,000

Beneficial conversion feature of notes payable              --           --           --          10,000         --          10,000

Net loss for the year ended December 31, 2007               --           --           --            --       (137,445)     (137,445)
                                                      ----------   ----------   ----------    ----------   ----------    ----------

Balance at December 31, 2007                          13,225,000   $   13,225   $     --      $  107,275   $ (163,415)   $  (42,915)
                                                      ----------   ----------   ----------    ----------   ----------    ----------

                                              See notes to financial statements.

                                                            F-4



                                               OILTEK, INC.
                                      (A DEVELOPMENT STAGE COMPANY)
                                         STATEMENT OF CASH FLOWS


                                                                         From inception      From inception
                                                       Year Ended       (August 7, 2006)    (August 7, 2006)
                                                       December 31,        December 31,    Through December 31,
                                                           2007                2006                2007
                                                        ---------           ---------           ---------
Cash flows from operating activities:
  Net loss                                              $(137,445)          $ (25,970)          $(163,415)
  Adjustments to reconcile net loss to net
  cash used in operating activities:                         --                 3,000
  Non-cash compensation paid in common stock                3,000              10,000              22,500
  Amortization of discount on notes payable
  Changes in operating assets and liabilities:
        Accounts payable and accrued expenses              31,762              12,500                 349
                                                        ---------           ---------           ---------

   Net cash used in operating activities                  (95,683)            (10,121)           (105,804)

Cash flows from financing activities:
   Proceeds from notes payable                             10,000              12,500              22,500
   Cash received for common stock previously issued        50,000                --                50,000
   Common stock issued for cash                              --                45,000              45,000
                                                        ---------           ---------           ---------


   Net cash provided by financing activities               60,000              57,500             117,500
                                                        ---------           ---------           ---------


Net increase (decrease) in cash and cash equivalents      (35,683)             47,379              11,696


Cash and cash equivalents at beginning of year             47,379                --                  --
                                                        ---------           ---------           ---------
Cash and cash equivalents at end of year                $  11,696           $  47,379           $  11,696
                                                        =========           =========           =========

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest                                                $    --             $    --             $    --
                                                        ---------           ---------           ---------

Taxes                                                   $    --             $    --             $    --
                                                        ---------           ---------           ---------

Other items not affecting cash flow:

Discount to notes payable related to beneficial
  conversion feature                                    $  10,000           $  12,500           $  22,500
                                                        =========           =========           =========

10,000,000 shares of common stock issued for
  technology license and  subscription receivable       $  40,000           $  50,000           $  90,000
                                                        =========           =========           =========

                                   See notes to financial statements.

                                                  F-5

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

General
-------

Oiltek, Inc. (the "Company," "Oiltek", "we," or "us") was incorporated under the laws of the State of Delaware on August 7, 2006. Oiltek is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7. From its inception through the date of these financial statements, the Company has recognized no revenues and has incurred significant operating expenses. 78.6% of the Company's outstanding common stock is owned by Avalon Oil & Gas, Inc, (Note 2).

Nature of Business
------------------

Oiltek, Inc. is a development stage company formed for the purpose of developing and implementing marketing strategies for certain intellectual property, primarily patents and licensing agreements related to the oil industry.

Liquidity
---------

As shown in the accompanying financial statements, the Company has incurred a net loss of $137,445, and $163,415 for the year ended December 31, 2007, and through inception to December 31, 2007, respectively. The Company's has a net working capital deficiency of $42,915 at December 31, 2007.

Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the year ended December 31, 2007, and from inception through December 31, 2007, the Company incurred losses from operations of $137,445, and $163,415, respectively. These factors among others may indicate that the Company could be unable to continue as a going concern for a reasonable period of time unless further equity funds were raised for cash.

If operations commence and cash flows improve, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

In addition, the Company believes it will be able to raise funds in the next year through either debt or the issuance of common stock, or both. Moreover, Avalon Oil & Gas, Inc., which owns 78.6% of the Company's common stock, has made certain funds available in the past, and will continue to do so, if needed.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents
-------------------------

For the purposes of the statement of cash flows, cash equivalents include highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS

Net Loss Per Common Share
-------------------------

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During 2007, common stock equivalents were not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Concentrations of Credit Risk
-----------------------------

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. There is no allowance for doubtful accounts established yet.

Stock Based Compensation
------------------------

From inception the Company adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach.

Under the modified prospective approach, SFAS 123(R) applies to compensation cost for all share-based payments granted based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The estimated fair values approximate their carrying value because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Advertising
-----------

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company has not incurred any advertising costs yet.

Income Taxes
------------

The Company accounts for income taxes using the liability method. Under the liability method, Deferred income taxes are determined based on differences between the financial reporting and the tax bases of assets and liabilities. They are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provision of the income tax laws change. Valuation differences are established to reduce to the amounts expected to be realized. Due to the uncertainties as to the realization of deferred tax assets, an allowance has been provided regarding all deferred tax assets of the Company.

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS

NOTE 2 - LICENSING AGREEMENT

In September 2006, the Company issued 10,000,000 shares of its common stock to Avalon Oil & Gas, Inc. "(Avalon") as consideration for cash of $50,000 and Avalon's agreement to license certain patents to the Company (the "Avalon Licensing Agreement") (see note 3). The Avalon Licensing Agreement was executed in August 2007 (see note 4). The Company valued this licensing agreement at $0 on its balance sheet at December 31, 2007 and 2006.

The Avalon Licensing Agreement consists of the right to develop the following three technologies:

(A) On July 12, 2006, Avalon acquired Ultrasonic Mitigation Technologies, Inc. ("UMTI") for 16,250,000 unregistered shares of the Avalon's common stock. UMTI held an exclusive worldwide license pursuant to a license agreement dated July 12, 2006 and expiring March 11, 2025, unless earlier terminated pursuant to the terms of such license agreement (the "UMTI License Agreement"), with respect to the technology titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves". The current legal status of this technology is that of a US patent, and a Canadian and International patent application. The terms of the UMTI License Agreement (i) allow the inventor to (a) continue to use the technology for educational and research purposes, and (b) publish and disseminate information about the technology, (ii) allow non-profit organizations to use the technology for educational and non-commercial research purposes within their own facilities, and (iii) require, at the request of the inventor, UMTI to sublicense the technology to a third party designated by the inventor, provided that such third party is in a field which is of no commercial interest to UMTI;

(B) On November 8, 2006, Avalon acquired Intelli-Well Technologies, Inc. ("IWTI") for 20,000,000 unregistered shares of the Avalon's common stock. IWTI held a non-exclusive United States license pursuant to a license agreement dated October 27, 2006 and expiring September 27, 2025, unless earlier terminated pursuant to the terms of such license agreement (the "IWTI License Agreement"), with respect to the technology titled "Well Casing Based-Geophysical Sensor Apparatus"; the U.S. Government also has the rights to use this technology throughout the world. This current legal status of this technology currently is in that of a US patent application. The terms of the IWTI License Agreement (i) allow the inventor to (a) continue to make, use and practice the technology for educational and research purposes, but not for commercial purposes and (b) publish technical data resulting from his research, and (ii) allow non-profit organizations to make, use and practice the technology for educational and research purposes, but not for commercial purposes; and

(C) On March 28, 2007, Avalon acquired Leak Location Technologies, Inc. ("LLTI") for 36,710,526 unregistered shares of the Avalon's common stock. LLTI held an exclusive United States license pursuant to a license agreement dated March 27, 2007 and expiring upon the later of (i) October 9, 2012 or (ii) the last sale of a licensed product produced during the term of the license agreement, unless earlier terminated pursuant to the terms of such license agreement (the "LLTI License Agreement") with respect to the technology titled "Detection of Leaks in Pipelines". The current legal status of this technology is that of a US patent. The terms of the LLTI License Agreement (i) allow the inventor to use the invention for educational and research purposes, (ii) allow other non-profit organizations to use the invention for educational and research purposes, and
(iii) require LLTI to (a) allow the inventor to use any improvement developed by LLTI for educational and research purposes without paying a royalty to LLTI, and
(b) allow other non-profit organizations to use such improvement for non-commercial research purposes without paying a royalty to LLTI;

The Avalon Licensing Agreement provides the Company with rights to develop patent (A) above worldwide, and the rights to develop the patents (B) and (C) above in the United States only.

Subject to certain provisions, the term of the Avalon Licensing Agreement is five years and shall terminate on May 31, 2012; provided, however, that the term may be extended in the Company's sole and absolute discretion for up to two (2) additional three-year (3) periods; however, Avalon's rights and that the Patent titled "Detection of Leaks in Pipelines" expires on October 9, 2012 and cannot be renewed by the terms of the Avalon Licensing Agreement beyond that point.

Oiltek will pay to Avalon royalties amounting to (i) six (6 %) percent of all Net Sales of the Products by the Company, its Sublicenses or its Affiliates; and
(ii) a royalty which is equal to six (6 %) percent of all other revenues received by the Licensee, including, but not limited to, sublicense fees other than payments from Net Sales.


                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS

NOTE 3 - NOTES PAYABLE

The Company has the following notes payable outstanding as of December 31, 2007 and 2006:
                                                                                   2007           2006
                                                                                   ----           ----
Convertible note payable in the amount of $2,500 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $2,500 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.01 per share. This note
is in default at December 31, 2007.                                                $2,500        $2,500

Convertible note payable in the amount of $5,000 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $5,000 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.01 per share. This note
is in default at December 31, 2007.                                                 5,000         5,000

Convertible note payable in the amount of $5,000 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $5,000 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.02 per share. This note
is in default at December 31, 2007.                                                 5,000         5,000

Convertible note payable in the amount of $10,000 dated December 26, 2007. The note bears interest at the rate of 10% per annum, and is due in full on December
26, 2008. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $10,000 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2007. Accrued interest is convertible by the holder into common stock of the Company at
maturity of the note at a price of $0.02 per share.                                10,000          --
                                                                                  -------       -------

Total Notes payable                                                               $22,500       $12,500
                                                                                  =======       =======

Interest in the amount of $259 and $90 was accrued on these notes during the initial period ended December 31, 2007 and 2006, respectively.

                                       F-9

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS

NOTE 4 - EQUITY

The Company has authorized 2,000,000 shares of Preferred stock with a par value of $0.10 per share. As of December 31, 2006, the Company has issued no shares of preferred stock.

The Company has authorized 198,000,000 shares of common stock with a par value $0.001 per share.

During 2006, the Company issued 1,500,000 shares of common stock with a fair value of $ 1,500 to the Company's Chief Executive Officer for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to an officer and board member of the Company for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to an officer and board member of the Company for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to a board member of the Company for services.

During 2006, the Company issued 10,000,000 shares of common stock for a subscription receivable in the amount of $50,000 and a technology licensing agreement (see note 2). The Company carried the amount of $50,000 as a reduction in stockholder's equity on its balance sheet at December 31, 2006. The Company valued the technology license at $0.

During the initial period ended December 31, 2006, the Company sold 225,000 shares of common stock for $45,000 cash.

During the year ended December 31, 2007, the Company collected $50,000 for the subscription receivable.


                                       OILTEK, INC.
                               (A DEVELOPMENT STAGE COMPANY)
                                      BALANCE SHEETS
                           MARCH 31, 2008 and DECEMBER 31, 2007


                                                                    March 31,   December 31,
Assets                                                                2008         2007
Current assets                                                     (UNAUDITED)

     Cash and cash equivalents                                      $   8,710    $  11,696
                                                                    ---------    ---------

      Total current assets                                              8,710       11,696
                                                                    ---------    ---------

Total assets                                                        $   8,710    $  11,696
                                                                    =========    =========

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities
   Accounts payable and accrued liabilities                         $  30,714    $  32,111
     Current portion of convertible notes payable (Note 3)             48,500       22,500
                                                                    ---------    ---------

      Total current liabilities                                        79,214       54,611
                                                                    ---------    ---------

Commitments and Contingencies                                            --           --

Stockholders' Equity (Deficiency)
   Preferred stock, $0.10 par value; 2,000,000 shares authorized;
      no shares issued (Note 4)                                          --           --
   Common stock, $0.001 par value; 198,000,000 shares authorized;
      13,225,000 shares issued and outstanding at March 31, 2008
      and December 31, 2007 (Note 4)                                   13,225       13,225
    Additional paid-in capital                                        107,275      107,275
   Deficit accumulated in development stage                          (191,004)    (163,415)
                                                                    ---------    ---------
      Total stockholder's equity (deficiency)                         (70,504)     (42,915)

                                                                    ---------    ---------
Total liabilities and stockholders' equity (deficiency)             $   8,710    $  11,696
                                                                    =========    =========


                            See notes to financial statements.

                                            F-11

                                          OILTEK, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                    STATEMENT OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
                             AND FROM INCEPTION (AUGUST 7, 2006) TO
                                         MARCH 31, 2008
                                           (UNAUDITED)


                                                  For the Three   For the Three  From inception
                                                  Months Ended    Months Ended  (August 7, 2006)
                                                    March 31,       March 31,     to March 31,
                                                      2008            2007            2008
                                                  ------------    ------------    ------------
Revenue                                           $       --      $       --      $       --

Operating expenses:

   Selling, general and administrative expenses         27,215           5,776         167,033
                                                  ------------    ------------    ------------
      Operating loss                                   (27,215)         (5,776)       (167,033)

Other expense:
   Interest expense                                        374             248          23,971
                                                  ------------    ------------    ------------

  Loss before income taxes                             (27,589)         (6,024)       (191,004)


   Provision for income taxes                             --              --              --

                                                  ------------    ------------    ------------
Net loss                                          $    (27,589)   $     (6,024)   $   (191,004)
                                                  ============    ============    ============

Net loss per share - basic and diluted            $      (0.00)   $      (0.00)   $      (0.02)
                                                  ============    ============    ============


Weighted average shares outstanding - basic         13,225,000      13,225,000      12,378,715
                                                  ============    ============    ============


                               See notes to financial statements.

                                              F-12

                                                            OILTEK, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                 STATEMENT OF STOCKHOLDERS' EQUITY
                                         FROM INCEPTION (AUGUST 7, 2006) TO MARCH 31, 2008



                                                                                                            Deficit
                                                                                                           Accumulated
                                                           Common Stock                       Additional      in
                                                      -----------------------  Subscriptions   Paid-In     Development
                                                        Shares       Amount     Receivable     Capital       stage         Total
                                                      ----------   ----------   ----------    ----------   ----------    ----------

Shares issued to officer in August, 2006 at $0.001
  per share                                            1,500,000   $    1,500   $     --      $     --     $     --      $    1,500


Shares issued to officer and director in
  August, 2006 at $0.001 per share                       500,000          500         --            --           --             500


Shares issued to officer and director in
  August, 2006 at $0.001 per share                       500,000          500         --            --           --             500


Shares issued to director in August, 2006 at $0.001
  per share                                              500,000          500         --            --           --             500

Shares issued for cash of $50,000 and a technology
  license in September 2006, cash not received as
  of December 31, 2006                                10,000,000       10,000      (50,000)       40,000         --            --


Shares sold for cash at $0.20 per share in
  October, 2006                                          225,000          225         --          44,775         --          45,000


Beneficial conversion feature of notes payable              --           --           --          12,500         --          12,500


Net loss from inception (August 7,2006) to
  December 31, 2006                                         --           --           --            --        (25,970)      (25,970)
                                                      ----------   ----------   ----------    ----------   ----------    ----------


Balance at December 31, 2006                          13,225,000   $   13,225   $  (50,000)   $   97,275   $  (25,970)   $   34,530

Cash received for shares previously issued                  --           --         50,000          --           --          50,000

Beneficial conversion feature of notes payable              --           --           --          10,000         --          10,000

Net loss for the year ended December 31, 2007               --           --           --            --       (137,445)     (137,445)
                                                      ----------   ----------   ----------    ----------   ----------    ----------

Balance at December 31, 2007                          13,225,000   $   13,225   $     --      $  107,275   $ (163,415)   $  (42,915)

Net loss for the three months ended March 31, 2008          --           --           --            --        (27,589)      (27,589)
                                                      ----------   ----------   ----------    ----------   ----------    ----------

Balance at March 31, 2008                             13,225,000   $   13,225   $     --      $  107,275   $ (191,004)   $  (70,504)
                                                      ----------   ----------   ----------    ----------   ----------    ----------


                                                See notes to financial statements.

                                                              F-13

                                               OILTEK, INC.
                                      (A DEVELOPMENT STAGE COMPANY)
                                          STATEMENT OF CASH FLOWS
                             FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
                                   AND FROM INCEPTION (AUGUST 7, 2006) TO
                                               MARCH 31, 2008
                                                 (UNAUDITED)



                                                      Three Months        Three Months        From inception
                                                          Ended              Ended           (August 7, 2006)
                                                        March 31,           March 31,        Through March 31,
                                                          2008                2007                 2008
                                                        ---------           ---------           ---------
Cash flows from operating activities:
  Net loss                                              $ (27,589)          $  (6,024)          $(191,004)
  Adjustments to reconcile net loss to net
  cash used in operating activities:
  Non-cash compensation paid in common stock                 --                  --                 3,000
  Amortization of discount on notes payable                  --                                    22,500
  Changes in operating assets and liabilities:
        Accounts payable and accrued expenses              (1,397)                948              30,714
                                                        ---------           ---------           ---------

   Net cash used in operating activities                  (28,986)             (5,076)           (134,790)


Cash flows from financing activities:

   Proceeds from notes payable                             26,000               5,000              48,500
   Cash received for common stock previously issued          --                  --                50,000
   Common stock issued for cash                              --                  --                45,000
                                                        ---------           ---------           ---------


   Net cash provided by financing activities               26,000               5,000             143,500
                                                        ---------           ---------           ---------


Net increase (decrease) in cash and cash equivalents       (2,986)                (76)              8,710


Cash and cash equivalents at beginning of period           11,696             (32,111)               --

                                                        ---------           ---------           ---------
Cash and cash equivalents at end of period              $   8,710           $ (32,187)          $   8,710
                                                        =========           =========           =========



Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest                                                $    --             $    --             $    --
                                                        ---------           ---------           ---------

Taxes                                                   $    --             $    --             $    --
                                                        ---------           ---------           ---------

Other items not affecting cash flow:

Discount to notes payable related to  beneficial
   conversion feature                                   $    --             $    --             $  22,500
                                                        =========           =========           =========

10,000,000 shares of common stock issued for
   technology license and  subscription receivable      $    --             $    --             $  90,000
                                                        =========           =========           =========

3,000,000 shares of common stock issued to officers
   and directors as compensation                        $    --             $    --             $   3,000
                                                        =========           =========           =========



                                   See notes to financial statements.

                                                  F-14

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2008 AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

General
-------

Oiltek, Inc. (the "Company," "Oiltek", "we," or "us") was incorporated under the laws of the State of Delaware on August 7, 2006. Oiltek is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7. From its inception through the date of these financial statements, the Company has recognized no revenues and has incurred significant operating expenses. 75.6144 % of the Company's outstanding common stock is owned by Avalon Oil & Gas, Inc, (Note 2).

Nature of Business
------------------

Oiltek, Inc. is a development stage company formed for the purpose of developing and implementing marketing strategies for certain intellectual property, primarily patents and licensing agreements related to the oil industry.

Liquidity
---------

As shown in the accompanying financial statements, the Company has incurred a net loss of $27,589, $6,024, and $191,004 for the three months ended March 31, 2008, and 2007, and through inception to March 31, 2008, respectively. The Company's has a net working capital deficiency of $70,504 at March 31, 2008.

Going Concern
-------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the three months ended March 31, 2008, and 2007, and from inception through March 31, 2008, the Company incurred losses from operations of $27,589, $ 6,024, and $191,004, respectively. These factors among others may indicate that the Company could be unable to continue as a going concern for a reasonable period of time unless further equity funds were raised for cash.

If operations commence and cash flows improve, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents
-------------------------

For the purposes of the statement of cash flows, cash equivalents include highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2008 AND 2007

Net Loss Per Common Share
-------------------------

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible notes and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During 2007, common stock equivalents were not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Concentrations of Credit Risk
-----------------------------

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. There is no allowance for doubtful accounts established as of March 31, 2008.

Stock Based Compensation
------------------------

From inception the Company adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach. Prior to the adoption of SFAS 123(R) we accounted for stock option grant in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (the intrinsic value method), and accordingly, recognized compensation expense for stock option grants.

Under the modified prospective approach, SFAS 123(R) applies to compensation cost for all share-based payments granted based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The estimated fair values approximate their carrying value because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Advertising
-----------

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company has not incurred any advertising costs during the three months ended March 31, 2008 and 2007.

Income Taxes
------------

The Company accounts for income taxes using the liability method. Under the liability method, Deferred income taxes are determined based on differences between the financial reporting and the tax bases of assets and liabilities. They are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provision of the income tax laws change. Valuation differences are established to reduce to the amounts expected to be realized. Due to the uncertainties as to the realization of deferred tax assets, an allowance has been provided regarding all deferred tax assets of the Company.

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2008 AND 2007

NOTE 2 - LICENSING AGREEMENT

In September 2006, the Company issued 10,000,000 shares of its common stock to Avalon Oil & Gas, Inc. "(Avalon") as consideration for cash of $50,000 and Avalon's agreement to license certain patents to the Company (the "Avalon Licensing Agreement") (see note 3). The Avalon Licensing Agreement was executed in August 2007 (see note 4). The Company valued this licensing agreement at $0 on its balance sheet at December 31, 2007 and 2006.

The Avalon Licensing Agreement consists of the right to develop the following three technologies:

(A) On July 12, 2006, Avalon acquired Ultrasonic Mitigation Technologies, Inc. ("UMTI") for 16,250,000 unregistered shares of the Avalon's common stock. UMTI held an exclusive worldwide license pursuant to a license agreement dated July 12, 2006 and expiring March 11, 2025, unless earlier terminated pursuant to the terms of such license agreement (the "UMTI License Agreement"), with respect to the technology titled "System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves". The current legal status of this technology is that of a US patent, and a Canadian and International patent application. The terms of the UMTI License Agreement (i) allow the inventor to (a) continue to use the technology for educational and research purposes, and (b) publish and disseminate information about the technology, (ii) allow non-profit organizations to use the technology for educational and non-commercial research purposes within their own facilities, and (iii) require, at the request of the inventor, UMTI to sublicense the technology to a third party designated by the inventor, provided that such third party is in a field which is of no commercial interest to UMTI;

(B) On November 8, 2006, Avalon acquired Intelli-Well Technologies, Inc. ("IWTI") for 20,000,000 unregistered shares of the Avalon's common stock. IWTI held a non-exclusive United States license pursuant to a license agreement dated October 27, 2006 and expiring September 27, 2025, unless earlier terminated pursuant to the terms of such license agreement (the "IWTI License Agreement"), with respect to the technology titled "Well Casing Based-Geophysical Sensor Apparatus"; the U.S. Government also has the rights to use this technology throughout the world. This current legal status of this technology currently is in that of a US patent application. The terms of the IWTI License Agreement (i) allow the inventor to (a) continue to make, use and practice the technology for educational and research purposes, but not for commercial purposes and (b) publish technical data resulting from his research, and (ii) allow non-profit organizations to make, use and practice the technology for educational and research purposes, but not for commercial purposes; and

(C) On March 28, 2007, Avalon acquired Leak Location Technologies, Inc. ("LLTI") for 36,710,526 unregistered shares of the Avalon's common stock. LLTI held an exclusive United States license pursuant to a license agreement dated March 27, 2007 and expiring upon the later of (i) October 9, 2012 or (ii) the last sale of a licensed product produced during the term of the license agreement, unless earlier terminated pursuant to the terms of such license agreement (the "LLTI License Agreement") with respect to the technology titled "Detection of Leaks in Pipelines". The current legal status of this technology is that of a US patent. The terms of the LLTI License Agreement (i) allow the inventor to use the invention for educational and research purposes, (ii) allow other non-profit organizations to use the invention for educational and research purposes, and
(iii) require LLTI to (a) allow the inventor to use any improvement developed by LLTI for educational and research purposes without paying a royalty to LLTI, and
(b) allow other non-profit organizations to use such improvement for non-commercial research purposes without paying a royalty to LLTI;

The Avalon Licensing Agreement provides the Company with rights to develop patent (A) above worldwide, and the rights to develop the patents (B) and (C) above in the United States only.

Subject to certain provisions, the term of the Avalon Licensing Agreement is five years and shall terminate on May 31, 2012; provided, however, that the term may be extended in the Company's sole and absolute discretion for up to two (2) additional three-year (3) periods; however, Avalon's rights and that the Patent titled "Detection of Leaks in Pipelines" expires on October 9, 2012 and cannot be renewed by the terms of the Avalon Licensing Agreement beyond that point.

Oiltek will pay to Avalon royalties amounting to (i) six (6 %) percent of all Net Sales of the Products by the Company, its Sublicenses or its Affiliates; and
(ii) a royalty which is equal to six (6 %) percent of all other revenues received by the Licensee, including, but not limited to, sublicense fees other than payments from Net Sales.


                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 2008 AND 2007

NOTE 3 - NOTES PAYABLE

The Company has the following notes payable outstanding as of March 31, 2008 and
December 31, 2007:
                                                                                 March 31,      December 31,
                                                                                    2008            2007
                                                                                 ---------      -----------
Convertible note payable in the amount of $2,500 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $2,500 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.01 per share. This note
is in default at March 31, 2008.                                                   $2,500          $2,500

Convertible note payable in the amount of $5,000 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $5,000 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.01 per share. This note
is in default at March 31, 2008.                                                   $5,000          $5,000

Convertible note payable in the amount of $5,000 dated November 28, 2006. The note bears interest at the rate of 8% per annum, and was due in full on October
1, 2007. The note is convertible by the holder into common stock of the Company at a conversion of $0.01 per share. A beneficial conversion feature in the amount of $5,000 was recorded as a discount to the note, and was amortized to interest expense during the initial period ended December 31, 2006. Accrued interest is convertible by the holder into common stock of the Company at maturity of the note at a price of $0.02 per share. This note
is in default at March 31, 2008.                                                   $5,000          $5,000


                                      F-18

                                  OILTEK, INC.
                          (A DEVLEOPMENT STAGE COMPANY)
                         NOTES TO FINANCIALS STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Convertible note payable in the amount of $10,000 dated December 26, 2007. The note bears interest at the rate of 10% per annum, and is due in full on
December 26, 2008.                                                                $10,000          $10,000

Convertible note payable in the amount of $5,000 dated January 9, 2008. The note bears interest at the rate of 10% per annum, and is due in full on
December 1, 2008.                                                                  $5,000          $  --
                                                                                  -------         --------

Convertible note payable in the amount of $5,000 dated January 18, 2008. The note bears interest at the rate of 10% per annum, and is due in full on
January 18, 2009.                                                                  $5,000          $  --
                                                                                  -------         --------

Note payable in the amount of $5,000 dated February 27, 2008. The note bears
interest at the rate of 10% per annum, and is due in full on February 27, 2009.    $5,000          $  --
                                                                                  -------         --------

Note payable in the amount of $11,000 dated March 11, 2008. The note bears
interest at the rate of 10% per annum, and is due in full on March 11, 2009.      $11,000          $  --
                                                                                  -------         --------

Total Notes payable                                                               $48,500          $22,500
                                                                                  =======         ========


Interest in the amount of $374 and $248 was accrued on these notes during the initial period ended March 31, 2008 and 2007, respectively.

NOTE 4 - EQUITY

The Company has authorized 2,000,000 shares of Preferred stock with a par value of $0.10 per share. As of December 31, 2006, the Company has issued no shares of preferred stock.

The Company has authorized 198,000,000 shares of common stock with a par value
$0.001 per share.

During 2006, the Company issued 1,500,000 shares of common stock with a fair value of $ 1,500 to the Company's Chief Executive Officer for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to an officer and board member of the Company for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to an officer and board member of the Company for services.

During 2006, the Company issued 500,000 shares of common stock with a fair value of $500 to a board member of the Company for services.

During 2006, the Company issued 10,000,000 shares of common stock for a subscription receivable in the amount of $50,000 and a technology licensing agreement (see note 2). The Company carried the amount of $50,000 as a reduction in stockholder's equity on its balance sheet at December 31, 2006. The Company valued the technology license at $0.

During the initial period ended December 31, 2006, the Company sold 225,000 shares of common stock for $45,000 cash.

During the year ended December 31 2007, the Company collected $50,000 for the subscription receivable.

                                      F-19